UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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National American University Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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5301 S. Highway 16

Rapid City, South Dakota 57701

September 26, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of National American University Holdings, Inc. to be held at the Holiday Inn-Rushmore Plaza, 505 North Fifth Street, Rapid City, South Dakota 57701, Salon E, commencing at 9:00 a.m. Mountain Time on Tuesday, October 30, 2012.

The Notice of Annual Meeting and the proxy statement that follow describe the matters to come before the Annual Meeting. At the meeting, you will be asked to: (i) elect seven directors to serve on our board of directors, and (ii) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2013. I will also report on the progress of our business during the past year and respond to stockholders’ questions.

I hope that you will be able to attend the Annual Meeting. It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free number provided or over the Internet, as described in the enclosed materials. You may also mark, sign and date the enclosed proxy card and return it in the envelope provided.

Sincerely,

Ronald L. Shape
Chief Executive Officer

5301 S. Highway 16

Rapid City, South Dakota 57701

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Tuesday, October 30, 2012, at 9:00 a.m., Mountain Time

Place:	Holiday Inn-Rushmore Plaza, 505 North Fifth Street, Rapid City, South Dakota 57701, Salon E

Items of Business:	1. To elect seven directors to serve on our board of directors.

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2013.

3. To transact such other business as may properly come before the annual meeting or any postponement or adjournment of the meeting.

Record Date:	You may vote if you were a stockholder of record of National American University Holdings, Inc. as of the close of business on September 5, 2012.

Proxy Voting:	Your vote is important. Regardless of the number of shares you own and whether or not you plan to attend the annual meeting in person, we urge you to read the proxy statement and vote using one of the methods listed below:

1. Attending the annual meeting and voting in person;

2. By visiting the web site at www.proxyvote.com, 24 hours a day, seven days a week, through 11:59 p.m. Eastern Time (9:59 p.m. Mountain Time) on October 29, 2012;

3. By calling (within the U.S. or Canada) toll-free 1-800-690-6903, 24 hours a day, seven days a week, through 11:59 p.m. Eastern Time (9:59 p.m. Mountain Time) on October 29, 2012; or

4. By marking, dating, signing and returning the proxy card in the postage-paid envelope included in printed proxy materials.

You may revoke your proxy at any time prior to the annual meeting and delivery of your proxy will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors

Rapid City, South Dakota	Samuel D. Kerr
September 26, 2012	Provost, Secretary and General Counsel

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.

5301 S. Highway 16

Rapid City, South Dakota 57701

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS—OCTOBER 30, 2012

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of National American University Holdings, Inc. (the “Company,” “NAUH,” “we,” “us,” or “our”) to be voted at our 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, October 30, 2012, at 9:00 a.m. Mountain Time, at the Holiday Inn-Rushmore Plaza, 505 North Fifth Street, Rapid City, South Dakota 57701, Salon E, or at any postponement or adjournment of the Annual Meeting. We are first making the proxy statement and form of proxy card available to our stockholders on or about September 26, 2012.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will vote on the following items of business:

•	Elect the seven directors named in the proxy statement to the Board, each of whom will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal;

•	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2013; and

•	Conduct such other business as may properly come before the Annual Meeting. Presently, management is not aware of any other business to come before the Annual Meeting.

In addition, management will report on the performance of our business and respond to questions from stockholders.

Who is entitled to vote at the Annual Meeting?

In order to vote at the Annual Meeting, you must be a stockholder of record of the Company as of September 5, 2012, the record date for the Annual Meeting. You have one vote for each share of our common stock you own, and you can vote those shares for each item of business to be addressed at the Annual Meeting. If your shares are held in “street name” (that is, through a brokerage firm, bank or other nominee), you will receive instructions from the stockholder of record that you must follow in order for your shares to be voted as you choose.

How many shares must be present to hold a valid Annual Meeting?

For us to hold a valid Annual Meeting, we must have a quorum, which means that a majority of the outstanding shares of our common stock that are entitled to vote are present at the Annual Meeting. As of the record date, there were 25,575,540 shares of our common stock outstanding and entitled to vote. There are no other classes of capital stock outstanding. Your shares will be counted as present at the Annual Meeting if you:

•	Vote via the Internet or by telephone;

•	Properly submit a proxy card (even if you do not provide voting instructions); or

•	Attend the Annual Meeting and vote in person.

How many votes are required to approve an item of business?

If a quorum is present at the Annual Meeting:

•	The election to the Board of each nominee for director requires the affirmative vote of a plurality of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting.

•	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2013 requires the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal at the Annual Meeting.

How do I vote my shares if they are held in nominee “street name,” such as by a brokerage firm, bank or other nominee?

If on the record date you hold shares of our common stock in an account with a brokerage firm, bank, or other nominee, then you are a beneficial owner of the shares and hold such shares in “street name.” As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares. The nominee that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring a proxy from your broker, bank or other nominee to the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by following the voting instructions provided to you by your nominee to ensure that your vote is counted. If you do not provide voting instructions to your nominee, your nominee will not be permitted to vote your shares in its discretion on all of the items of business, except for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year. In the past, if you held your shares in “street name” and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf on the election of directors as they thought appropriate. Recent changes in regulation took away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Therefore, it is particularly important for street name holders to instruct their brokers or banks as to how they wish to vote their shares.

How will abstentions and broker non-votes affect the quorum and voting?

•	If you withhold your vote on the election of directors or abstain from voting on the other proposals, you will still be considered present at the Annual Meeting for purposes of determining a quorum.

•	If you withhold your vote from the election of a director nominee, this will reduce the number of votes cast for that nominee.

•	If you abstain from voting on a proposal, other than on the election of directors, you will be deemed to have voted against that proposal.

•	If you do not vote your shares that are held in nominee “street name,” such as by a brokerage firm, and your nominee does not have discretionary power to vote your shares on a particular matter, the failure of the nominee to vote the shares on that matter is called a “broker non-vote.” Broker non-votes will be considered present at the Annual Meeting for purposes of determining a quorum. Broker non-votes, however, will not be counted in determining the number of shares voted for or against the matter.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the election of each of the seven director nominees named in this proxy statement; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2013;

How do I vote?

If you are a stockholder of record (that is, if your shares are owned directly in your name and not in “street name” through a broker), you may vote in any of the following ways:

•	By attending the Annual Meeting and voting in person;

•	By voting by proxy over the Internet or calling toll-free (within the U.S. or Canada) by following the instructions provided in the proxy materials; or

•	By marking, dating, signing and returning the proxy card.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy so that your vote will be counted if you later decide not to attend the meeting.

If you wish to vote by Internet or telephone, you must do so before 11:59 p.m. Eastern Time (9:59 p.m. Mountain Time) on October 29, 2012. After that time, Internet and telephone voting will not be permitted, and a stockholder wishing to vote, or revoke an earlier proxy, must submit a signed proxy card or vote in person.

“Street name” stockholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares of record.

How are my voting instructions carried out?

If you vote by telephone or through the Internet, and the Company receives it in the time provided above, the persons named as proxies will vote your shares in the manner that you specify. Proxy cards that are properly executed, duly returned and not revoked, will be voted in the manner specified. If a proxy card is properly executed but does not specify any or all choices for each proposal, the proxy will be voted as follows:

•	FOR the election of the seven nominees for director as described in this proxy statement;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2013; and

•	In the discretion of the persons named in the proxy, as to such other matters as may be properly come before the Annual Meeting.

What if I change my mind after I vote via proxy?

You may revoke your proxy at any time before your shares are voted at the Annual Meeting. If you are a stockholder of record, you can change your vote by:

•	Submitting a later-dated proxy until 11:59 p.m. Eastern Time (9:59 p.m. Mountain Time) on October 29, 2012;

•	Voting in person at the Annual Meeting; or

•	Providing written notice revoking your proxy vote to our Corporate Secretary at our principal office prior to the Annual Meeting.

If on the record date you held shares of our common stock in an account with a brokerage firm, bank, or other nominee, then you must instruct the nominee that holds your shares of your desire to change or revoke your voting instructions.

QUESTIONS AND ANSWERS ABOUT PROXY SOLICITATION

How are proxies solicited?

We will request that brokerage firms, banks, other custodians, nominees, fiduciaries and other representatives of stockholders forward proxy materials and annual reports to the beneficial owners of our common stock. We may solicit proxies by mail, in person, by telephone, through electronic transmission and by facsimile transmission. Our directors, officers and employees will not receive additional compensation for soliciting stockholder proxies.

Who will pay for the cost of soliciting proxies?

We will pay all of the costs of preparing, printing and distributing proxy materials. We will reimburse brokerage firms, banks and other representatives of stockholders for reasonable expenses incurred by them in sending proxy materials and annual reports to the beneficial owners of our common stock.

ADDITIONAL INFORMATION

Where can I find additional information about National American University Holdings, Inc.?

Our reports on Forms 10-K, 10-Q and 8-K, and other publicly available information should be consulted for other important information about us. You can also find additional information about us on our website at www.national.edu.

CORPORATE GOVERNANCE

Our Board is elected by our stockholders to oversee our business and affairs. The Board monitors and evaluates our business performance through regular communication with our chief executive officer and by holding Board meetings and Board committee meetings.

The Board values effective corporate governance and adherence to high legal and ethical standards. We have adopted the Code of Business Conduct and Ethics (the “Code of Conduct”), which is applicable to our employees, officers and members of our Board. This Code of Conduct is intended to deter wrongdoing and to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission (the “SEC”), compliance with applicable laws, rules and regulations, prompt internal reporting of violations of the Code of Conduct, accountability for any violation of the Code of Conduct, and a culture of compliance and ethics. Our Code of Conduct is posted on our website at www.national.edu under the “Investor Relations” link. A paper copy is available to stockholders free of charge upon request to our Corporate Secretary.

Director Independence

We adhere to the director independence requirements under The NASDAQ Stock Market LLC (“NASDAQ”) corporate governance rules. For a director to be considered independent under NASDAQ rules, the Board must affirmatively determine that a director or director nominee does not have a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under these director independence standards, the Board has determined that each of Mr. Berzina, Dr. Crane, Mr. Halbert, and Dr. Saban is independent. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations, and family and other relationships, and on discussions with our directors.

On May 30, 2012, H. Edward Yelick, a member of the Board and an independent director, passed away. Mr. Yelick was a member of the Company’s corporate governance and nominating committee and compensation committee.

On September 4, 2012, Dr. John Reynolds notified us of his retirement from the Board and its committees. On September 10, 2012, the Board appointed Mr. Berzina as a director.

Board’s Role in Risk Oversight

Our Board is responsible for oversight of our risks assessment and management process. The Board executes this oversight responsibility directly and through the standing committees of the Board. The Board and its committees regularly review and discuss with management our material strategic, operational, financial, regulatory compliance, and compensation risks.

The audit committee performs a central oversight role with respect to financial and compliance risks. The audit committee reviews and assesses the qualitative aspects of financial reporting, process to manage financial and financial reporting risk, and compliance with applicable legal, ethical and regulatory requirements. The audit committee regularly reports its findings to the Board. The compensation committee reviews and discusses with management the impact of our compensation policies and practices on risk taking within our organization. The corporate governance and nominating committee assists the Board in overseeing management’s processes for the assessment and management of our non-financial risks and the steps that management has taken to monitor and control exposure to such risks. Due to the illness and the subsequent passing of the chair of the corporate governance and nominating committee, H. Edward Yelick, the corporate governance and nominating committee met only once during the year ended May 31, 2012; however, the Board subsequently fulfilled the functions and responsibilities of the committee.

Board Leadership Structure

Our Board elects its Chairman and appoints the Company’s Chief Executive Officer according to what it determines is best for the Company and its stockholders at any given time. The offices of Chairman and Chief Executive Officer are currently held separately, which the Board has determined is in the best interests of the Company and its stockholders at this particular time. However, the Board does not believe there should be a fixed rule as to whether the offices of Chairman and Chief Executive Officer should be vested in the same person or two different people, or whether the Chairman should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to fulfill these roles may dictate different outcomes at different times, and the Board believes that retaining flexibility in these decisions is in the best interest of the Company and its stockholders.

Certain Relationships and Related Transactions

Our Code of Conduct requires our employees to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest. The employees also are responsible to disclose to our compliance officer any actual or perceived conflict of interest. Related party transactions with respect to companies like ours are defined under the SEC rules. A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. Related party transactions are not permitted without the prior consent of our audit committee, or other independent committee of our Board if it is inappropriate for our audit committee to review such transaction due to a conflict of interest. In approving or rejecting the proposed transaction, our audit committee will consider the facts and circumstances available and deemed relevant to the committee, including the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence. Our audit committee will approve only those agreements and arrangements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. The audit committee and disinterested directors approved the following related party transactions.

Mr. Robert D. Buckingham, the chairman of our Board, has a son, Michael Buckingham, and a daughter, Deborah Buckingham, who are employed by the Company, and in the aggregate their compensation exceeded $120,000 during the fiscal year ended May 31, 2012. Michael Buckingham’s compensation during that period was approximately $184,000, and Deborah Buckingham’s compensation during that period was approximately $63,000.

Board Committees and Their Functions

Our Board has established a standing audit committee, compensation committee and corporate governance and nominating committee. We highly encourage our directors to attend the Annual Meeting. All directors attended last year’s annual meeting of stockholders.

Audit Committee

The audit committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. The audit committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risk and our compliance with significant applicable legal, ethical and regulatory requirements. The audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The members of our audit committee are Dr. Saban, who serves as chair of the committee, Dr. Crane and Mr. Berzina. Our Board has determined that Dr. Saban is an “audit committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. Each member of our audit committee is independent under the NASDAQ rules and pursuant to Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

The audit committee held five regular meetings during the fiscal year ended May 31, 2012.

The audit committee has adopted a written charter. The audit committee reviews and assesses the adequacy of its written charter on an annual basis. A current copy of the audit committee charter may be found on our website at www.national.edu under the “Investor Relations” link and is available in print to any stockholder who requests it from our Corporate Secretary.

Compensation Committee

Among its various duties and responsibilities, the compensation committee is responsible for recommending to the Board the compensation and benefits of our chief executive officer, establishing the compensation and benefits of our other executive officers, monitoring compensation arrangements applicable to our chief executive officer and other executive officers in light of their performance, effectiveness and other relevant considerations and administering our equity incentive plans. The compensation committee also recommends the total compensation paid to non-management directors. As part of establishing compensation and benefits of our executive officer other than our Chief Executive Officer, our chief executive officer discusses with and recommends to the compensation committee compensation of executive officers other than himself. The compensation committee has the authority to retain and terminate a consultant or other outside advisor on compensation matters and reviews and discusses with our board of directors corporate succession plans for the chief executive officer and other key officers. See the “Executive and Director Compensation” section of this proxy statement for additional information regarding our processes and procedures for the consideration and determination of compensation of our named executive officers.

The members of our compensation committee are Dr. Crane and Mr. Halbert. Mr. Yelick served as a member of the compensation committee until his passing on May 30, 2012. Dr. Reynolds served as a member of the compensation committee until his retirement from the Board. The composition of our compensation committee meets the independence requirements of NASDAQ required for approval of the compensation of our chief executive officer and other executive officers.

The compensation committee held 10 regular meetings during the fiscal year ended May 31, 2012.

The compensation committee has adopted a written charter. The compensation committee has the authority to retain outside advisors to assist it in the performance of its duties. A current copy of the compensation committee charter may be found on our website at www.national.edu under the “Investor Relations” link and is available in print to any stockholder who requests it from our Corporate Secretary.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee is responsible for recommending candidates for election to the Board, and making recommendations to the Board or otherwise acting with respect to corporate governance policies and practices. Due to the illness and the subsequent passing of committee chair H. Edward Yelick in May 2012, however, the committee held only one regular meeting during fiscal year ended May 31, 2012. Further, because the committee was not able to fulfill its functions and responsibilities as the year progressed, the Board subsequently fulfilled and is continually fulfilling the functions and responsibilities of the committee. In this capacity, the Board is currently responsible with respect to corporate governance policies and practices, including Board size and membership qualifications, new director orientation, committee structure and membership and succession planning of our chief executive officer and other key executive officers. Mr. Yelick served on the corporate governance and nominating committee until his passing on May 30, 2012, and Dr. Reynolds also served on the committee until his retirement on September 4, 2012. Currently, no member of the Board serves on the corporate governance and nominating committee, and therefore the committee is not currently a functioning committee. The corporate governance and nominating committee has adopted a written charter. A current copy of the corporate governance and nominating committee charter may be found on our website at www.national.edu under the “Investor Relations” link and is available in print to any stockholder who requests it from our Corporate Secretary.

Board Meetings and Attendance

The Board held four regular meetings and no special meetings during the fiscal year ended May 31, 2012. Each incumbent director attended, in person or by telephone, at least 75% of the meetings of both the Board and Board committees on which he or she served.

Director Nomination Process

Due to the inactivity of the corporate governance and nominating committee, the Board is currently responsible for evaluating and recommending candidates for nomination. Within the Board, however, only the independent directors, by majority vote, select, evaluate and recommend candidates to fill vacancies created between our annual meetings of stockholders and to stand for election by our stockholders at the next annual meeting. When there is an opening on the Board, our independent directors will consider candidates who meet the requisite director qualification standards. When current Board members are considered for nomination for re-election, their prior contributions to the Company as directors and meeting attendance are also considered. While the Board does not have a specific written policy with regard to the consideration of diversity in identifying director nominees, it considers diversity to be an additional desirable characteristic in potential nominees.

Although not part of any formal policy, our goal is a balanced and diverse board, with members that represent a diverse mix of skills, perspectives, talents, backgrounds and education that will enhance our decision making process and represent the interests of all our stockholders. In evaluating candidates, there are a number of factors generally viewed as relevant, including the candidate’s professional experience, his or her understanding of the business and regulatory issues affecting the Company and National American University and his or her integrity and reputation. We believe it is in the best interest of the Company for all of our independent directors to participate in the consideration, discussion and selection of director nominees. This process of determining the director nominees meets the independence requirements of NASDAQ required for director nominations.

The Board will consider qualified candidates for possible nomination that are submitted by our stockholders. Stockholders may make such a submission by sending the following information to the corporate governance and nominating committee c/o Corporate Secretary at the address listed below in “Communications with the Board of Directors”:

•	the name and address of the stockholder who intends to make the nomination;

•	the name and address of the candidate and a brief biographical sketch and resume;

•	the contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and

•	a signed statement confirming the submitting stockholder’s current status as a stockholder and the number of shares currently held.

The Board will evaluate the submission of a proposed candidate by a stockholder, based on our specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, our independent directors will determine whether to recommend a candidate for nomination for election as a director at the next annual meeting.

Any stockholders desiring to present a director nominee for consideration prior to our 2013 annual meeting must do so no later than May 29, 2013 in order to provide adequate time to duly consider the nominee.

Communications with the Board of Directors

Any stockholder desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to:

Board of Directors

National American University Holdings, Inc.

Attention: Corporate Secretary

5301 S. Highway 16

Rapid City, South Dakota 57701

Our Corporate Secretary will forward communications received to the chair of the corporate governance and nominating committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate.

PROPOSAL NUMBER 1—ELECTION OF DIRECTORS

General Information

Our Bylaws provide that the number of directors shall be fixed from time to time by the Board, not to exceed nine directors. The Board has currently fixed the number of directors at seven. Our Bylaws also provide that each director shall be elected each year by the stockholders at the annual meeting of stockholders, to hold office for a term of one year and until a successor is elected and qualified.

A majority of our directors qualify as “independent” directors under NASDAQ rules.

On September 4, 2012, Dr. Reynolds notified us of his retirement from the board of directors. On September 10, 2012, the board of directors appointed Jeff Berzina as director.

You may vote for all, some or none of the nominees to be elected to the Board. You may not vote for more individuals than the number nominated, however. The affirmative vote of a plurality of the shares of our common stock present in person or by proxy and entitled to vote at the Annual Meeting is necessary to elect each director nominee. We have no reason to expect that any of the nominees will fail to be a candidate at the Annual Meeting and, therefore, do not have in mind any substitute or substitutes for any of the nominees. If any of the nominees should be unable to serve as a director (which event is not anticipated), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under the proxies. All of the nominees are currently members of the Board and there are no family relationships among the nominees.

IF YOU RETURN A PROXY CARD THAT IS PROPERLY SIGNED BUT YOU HAVE NOT MARKED YOUR VOTE, THAT PROXY WILL BE VOTED TO ELECT ALL OF THE NOMINEES.

Board Voting Recommendation

Management and the Board recommend that stockholders vote “FOR” the re-election of each of the seven nominees listed below to constitute our Board.

Nominees and Directors

Robert D. Buckingham, 76, became chairman of our Board as of the closing of our transaction with Dlorah on November 23, 2009. Mr. Buckingham has served as president of Dlorah since 1986 and chairman of the board of directors of Dlorah as well as chairman of the Board of Governors of National American University (“NAU”) since 1991. He is a member of the board of directors of the Rapid City Defense Housing Corporation, which owns and leases the Dakota Ridge housing to Air Force personnel. From 1960 to 1981 he worked in various executive and management positions in transportation and real estate development organizations. Mr. Buckingham has a B.S. in Business Management from the University of Colorado. Mr. Buckingham is the father of Michael Buckingham, who is the president of our real estate operations.

Mr. Buckingham’s prior substantial experience as president and chairman of the board of directors of Dlorah enables him to bring significant experience to the Board relating to industry experience, depth of knowledge and familiarity with the Company with unique insights into the Company’s challenges, opportunities and operations.

Dr. Jerry L. Gallentine, 71, joined our Board and was appointed as our president as of the closing of our transaction with Dlorah on November 23, 2009. Dr. Gallentine has served as university president of NAU since 1993 and was the chief executive officer of NAU from 1993 until April 2009. Dr. Gallentine also currently serves on the board of directors of Salem International University and Schiller International University. Dr. Gallentine has over 45 years of experience in the education industry. He served as president of Western New Mexico University from 1990 to 1993 and was president of Peru State College in Nebraska from 1982 to 1990. From 1979 to 1982, Dr. Gallentine was president at Labette Community College in Parsons, Kansas. He was an assistant professor of biology at Midland Lutheran College in Fremont, Nebraska, from 1965 through 1968. Dr. Gallentine has served in many educational and cultural leadership roles, including past president of the board of directors of the Nebraska Educational Television Council for Higher Education, past chairman of the Council of Presidents of the Nebraska State College System, member of the board of directors of the Nebraska Humanities Council and founding member of the Nebraska Foundation for the Humanities. Dr. Gallentine has a B.S. from Fort Hays (Kansas) State University, and a M.Ed., M.S. and Ph.D. from the University of Toledo.

Dr. Gallentine’s experience as university president and chief executive officer of NAU brings significant expertise, skills and experience to the Board with respect to leadership, business operations and industry knowledge.

Dr. Therese Kreig Crane, 62, rejoined our Board in January 2010. She was previously a member of our Board from November, 2007 until November 23, 2009, when she resigned in connection with the closing of the Dlorah transaction. Since August 2003, she has operated Crane Associates, an educational technology consulting practice, advising educational technology companies in business strategy, marketing and sales. She currently serves in various leadership capacities within the education industry, including as a trustee for the National Education Association Foundation and for the Western Governors University, a director of Tutor.com, and as a director of Renaissance Learning since January 2012. From 2003 to June, 2011, Dr. Crane served as a consultant for e- Luminate Group, an education consulting firm. Also, from 2003 until June 2005, Dr. Crane served on the board of AlphaSmart, a provider of affordable, portable personal learning solutions for the K-12 classroom. From 2000 to 2003, Dr. Crane was vice president, information and education products at America Online. She was president of Jostens Learning Corporation and its successor company, Compass Learning, from 1997 to 2000. From 1994 to 1997, Dr. Crane also held various positions with Apple Computer, including senior vice president, Education of Americas, and senior vice president, Worldwide Strategic Market Segments. Dr. Crane started her career as an elementary school classroom teacher. Dr. Crane has a B.S. in elementary education from the University of Texas at Austin, an M.Ed. in early childhood education and an Ed.D. in administrative leadership from the University of North Texas.

Dr. Crane’s prior experience on our Board and her extensive consulting work in the educational technology industry brings considerable expertise, leadership and sound guidance to the Board. Further, Dr. Crane’s experience as board members of other public companies adds expertise to our compensation and audit committees.

Dr. Thomas D. Saban, 60, joined our Board as of the closing of our transaction with Dlorah on November 23, 2009. He served as the vice president of administration and finance and chief financial officer of Rocky Vista University, College of Osteopathic Medicine from November 2008 to October 2011. Dr. Saban has over 25 years of experience in the education industry. He served as the vice president for finance and administration/chief financial officer at Texas A&M University from September 2007 to November 2008, associate vice president for planning, budgets and research at St. Petersburg College in Florida from October 2002 to September 2007 and as the vice president for administration and finance/chief financial officer at Worcester State College in Massachusetts from September 1996 to October 2002. He also served as the vice president for finance and administration/chief financial officer of Chadron State College in Nebraska from July 1990 to September 1996. Dr. Saban held a number of other educational and leadership roles from 1982 to 1990, including as controller, director of finance and system coordinator/project leader. Dr. Saban has a B.S. from the University of Wyoming, an MBA from the University of Miami and a Ph.D. from Barry University.

Dr. Saban’s financial expertise in the education industry provides valuable specialized knowledge and financial and analytical skill to the Board.

David L. Warnock, 54, has served on our Board since April, 2007. Mr. Warnock is also a partner with Camden Partners and co-founded the firm in 1995. Mr. Warnock was formerly the chairman and chief executive officer of Camden Learning, our predecessor company. He also serves as the chairman of the board of New Horizons Worldwide, Inc., an information technology training company, and on the boards of The Princeton Review, a nationwide provider of test preparation services, CIBT School of Business & Technology Corp., a post-secondary institution in China, Questar Assessment, Inc., formerly Touchstone Applied Science Associates, which provides testing and assessment services for standardized testing, and Primo Water Company, a producer of purified water dispensers, all of which are Camden Partners’ portfolio companies. Mr. Warnock served as the chairman of Nobel Learning Communities, Inc., a nationwide provider of pre-K through 8th grade private schools, from September 2003 through February 2004. Mr. Warnock also has previously served on the boards of Concord Career Colleges from 1997 through 2006, Children’s Comprehensive Services, Inc. from 1993 to 2000, and American Public University from 2005 through 2009. Mr. Warnock is also involved with numerous non-profit organizations. He is the chairman of the Center For Urban Families, as well as former chairman of the board for Calvert Education Services, the nation’s largest non-sectarian home-schooling organization. Mr. Warnock earned a B.A. degree from the University of Delaware and an M.S. in Finance from the University of Wisconsin. Mr. Warnock is also a Chartered Financial Analyst Charterholder.

Mr. Warnock’s considerable experience on other education industry boards brings significant corporate governance and leadership skills to our Board.

Richard L. Halbert, 69, joined our Board in June 2012. Mr. Halbert has served as a member of NAU’s Board of Governors for the past 16 years and is a former chair of the National American University Foundation, which was originally established as the NCB Foundation in 1967 for the purpose of making loans and providing scholarships, fellowships, grants, and other financial assistance to or for the benefit of students and faculty of NAU. From 2001 to 2007, Mr. Halbert also served as a member of the Board of Trustees for the Nebraska State College Board, which oversees the three state colleges. Mr. Halbert possesses over 20 years of operational and business advisory experience. In 1991, he co-founded Arck Foods, Inc., a ham processing company, for which he currently serves as secretary and corporate counsel. Since 1991, he has also served as president and secretary of Ol’ Farmers Brand, Inc., a subsidiary of Arck Foods, Inc. that sells hams to Walmart. Since 1982, Mr. Halbert has served as a member of the board of directors of Southeast Nebraska Communications, Inc., for whom he is also corporate counsel.

As an attorney at law whose firm Halbert, Dunn & Halbert, LLC provides estate planning and business counseling, Mr. Halbert brings over 40 years of extensive legal experience to the Board. He is a Fellow in The American College of Trust and Estate Counsel. Mr. Halbert’s past contributions to our Company and extensive experience in higher education, corporate development, and legal advisory provides valuable knowledge and experience to our Board.

Mr. Jeffrey B. Berzina, 40, has been serving as the Vice President – Corporate Controller of Black Hills Corporation, a diversified energy company publicly traded on the New York Stock Exchange, since May 2009. Mr. Berzina has also held various other positions at Black Hills Corporation, including Vice President – Finance from November 2008 to May 2009, Assistant Corporate Controller from May 2004 to November 2008, and Director of Financial Reporting/Manager of Financial Reporting from July 2000 to May 2004. Mr. Berzina served as the chair of the Investment Committee and served on the Finance Committee of the Rapid City Catholic Schools from July 2009 to July 2012. Mr. Berzina is a University of South Dakota graduate and has practiced as a Certified Public Accountant.

Mr. Berzina’s considerable experience overseeing the accounting/finance function of a publicly traded company and his extensive knowledge of Securities and Exchange Commission rules and regulations and accounting rules along with his strong understanding of the design and management of internal controls over financial reporting brings an in-depth and wide range of experience, particularly with respect to financial and regulatory matters, to our Board.

EXECUTIVE OFFICERS

The following sets forth information about our non-director executive officers as of the date of this proxy statement. For information regarding Dr. Jerry Gallentine, our president, see “PROPOSAL NUMBER 1—ELECTION OF DIRECTORS—Nominees and Directors.”

Name	Position
Dr. Ronald L. Shape	Chief Executive Officer
Venessa D. Green	Chief Financial Officer
Dr. Samuel D. Kerr	Provost, Secretary and General Counsel
Michaelle J. Holland	President of Campus Operations
Dr. Robert A. Paxton	President of Online Operations
Scott E. Toothman	Vice President of Institutional Support and Military Services
Michael Buckingham	President, Real Estate Operations

Dr. Ronald L. Shape, 45, was appointed as our chief executive officer and chief financial officer as of the closing of our transaction with Dlorah on November 23, 2009. He has been the chief executive officer of NAU since April 2009, and was the chief operating officer of NAU from 2006 until 2009. Dr. Shape also served as the chief fiscal officer of NAU from 2002 until the closing of our transaction with Dlorah, and as the chief financial officer until October 2011. In 2001, Dr. Shape was selected as the assistant to the university president of NAU and served as regional president for the Minnesota region with NAU in 2000. Dr. Shape worked in a number of different positions at NAU from 1991 to 2000, including system controller, assistant director of financial aid and student account specialist. Dr. Shape served as executive vice president of NAU’s Sioux Falls, South Dakota campus from 1998 to 2000. Dr. Shape currently serves as vice president of finance on the board of directors of Fountain Springs Community Church and serves on the board of directors of the Quall Road District in Black Hawk, South Dakota. Dr. Shape has a B.A. from Dakota Wesleyan University and an MBA and Ed.D. from the University of South Dakota.

Venessa D. Green, 39, was appointed as our chief financial officer in October 2011. Ms. Green also served as the chief financial officer of NAU from April 2010 until September 2011. Ms. Green served as interim chief financial officer of NAU from June 2009 to April 2010. Ms. Green served as vice president of finance of NAU from June 2008 to June 2009. From December 2004 to June 2008, she served as the business manager/controller of NAU. Ms. Green has also served as an adjunct faculty member of NAU since December 2006. Ms. Green is a licensed certified public accountant in the State of South Dakota and has been a member of the American Institute of Certified Public Accountants since 2007 and a member of the South Dakota Certified Public Accountant Society since 2007. Ms. Green obtained a B.S. from DeVry Institute of Technology and an MBA from NAU.

Dr. Samuel D. Kerr, 52, was appointed our provost, general counsel and secretary, as of the closing of our transaction with Dlorah on November 23, 2009. Dr. Kerr has served as the provost/general counsel of NAU since 2008 and as an adjunct faculty member of NAU since 2002. Dr. Kerr was the system vice president for administration and general counsel of NAU from 2004 to 2008 and served as vice president for human resources and general counsel from 2001 to 2004. Dr. Kerr served as managing partner of Banks, Johnson, Colbath & Kerr, Prof. L.L.C. from 1995 to 2001, where he served as outside legal counsel to NAU from 1999 to 2001. Dr. Kerr was an associate attorney at Wallahan & Eicher from 1992 to 1995 and an English/Journalism teacher at Rapid City Central High School in South Dakota from 1985 to 1989. Dr. Kerr has a B.S. and B.S.Ed. from Black Hills State University, an M.Ed. from South Dakota State University, a J.D. from the University of Nebraska-Lincoln College of Law and an Ed.D. from the University of South Dakota.

Michaelle J. Holland, 48, was appointed president of campus operations in October, 2011. From June 2007 to October, 2011, she served as regional president of NAU-East, Southeast and Midwest. From June 2002 to June 2007, she served as regional president of NAU-Southeast. Since becoming a regional president, Ms. Holland supervised the opening of NAU’s first nursing program as well as opening an education site in Wichita, Kansas and education centers in Minnetonka, Minnesota, and Lee’s Summit, Missouri. From 1999 to 2002, she served as a campus president for the Lincoln School of Commerce, where she managed a campus of approximately 600 students. From 1991 through 1999, Ms. Holland served in various capacities for NAU in the admissions area, including as Vice President of Enrollment Management. Ms. Holland received her M.Ed. from MidAmerica Nazarene University in Olathe, Kansas and her bachelor’s degree in Business Administration from NAU.

Dr. Robert A. Paxton, 56, was appointed to the president of online operations in January 2009. From January 1995 to August 2008, Dr. Paxton served as president of Iowa Central Community College. Dr. Paxton served as vice president of instruction of Cowley County Community College and Area Vocational-Technical School, Arkansas City, Kansas, from June 1990 to December 1994 and as dean of student services from July 1988 to June 1990. Dr. Paxton received his B.A. from Nebraska Christian College, M.S. from Fort Hayes State University and Ph.D. from University of Texas at Austin.

Scott E. Toothman, 60, was appointed as vice president of institutional support and military services for NAU in February 2010. From February 2004 to February 2010, Mr. Toothman was the campus director for NAU’s Ellsworth Air Force Base campus. From September 2002 to February 2004, he served as an adjunct faculty member for NAU. Mr. Toothman received an associate of applied science degree in avionics technology from Community College of the Air Force, a B.S. from National College in Rapid City, South Dakota, and an MBA from NAU.

Michael Buckingham, 54, was appointed president of our real estate operations as of the closing of our transaction with Dlorah on November 23, 2009. Mr. Buckingham oversees the maintenance of the educational sites in the NAU system, as well as properties being developed and managed by our real estate operations. Mr. Buckingham served as corporate vice president of Dlorah from 1992, and the president of our real estate operations from 1988, until the closing of the Dlorah transaction. Mr. Buckingham served as an elected official on the Rapid City School Board from June 1998 through December 2002 when he resigned after being elected to the South Dakota House of Representatives, where he served until January 2009. He continues to be active in local politics and advises NAU on issues that may impact the university by local and state legislative bodies. Mr. Buckingham obtained a B.S. from the University of South Dakota and an MBA from NAU. Mr. Buckingham is the son of Robert D. Buckingham, the chairman of our Board.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The compensation committee sets our compensation principles that guide the design of compensation plans and programs for executive management. The compensation committee is charged with establishing, implementing and monitoring the executive compensation programs and in doing so endeavors to achieve and to maintain a comprehensive package that is both fair and competitive in furtherance of our overall objectives.

Our compensation program is designed to attract and retain highly qualified personnel, encourage and reward superior company performance, with the best interests of our students in mind. Compensation of our officers and directors is designed to be consistent with the U.S. Department of Education regulations.

Compensation Philosophy

Our executive compensation philosophy is to maintain a compensation program that is both fair and competitive and which rewards performance of our senior management. To that end, we seek to set base salaries of our executive officers at levels that are comparable with that of executive officers at other comparable companies, who have similar job descriptions, responsibilities and qualifications, such as experience and education level. We also compare base salaries of our executive officers to those individuals at the Company with similar or the same job titles, responsibilities, performance expectations, years of service at the Company, experience and education level. We may also adjust an executive officer’s base salary from year-to-year based on his or her achievement of subjective performance factors, such as providing effective day-to-day leadership and management of the university’s operations, developing strategic business plans, motivating and coordinating a high performance management team, and supervising quality control systems of the university’s academic programs. Our compensation committee also considers whether such executive consistently met or exceeded his or her key operational targets, such as profit margins and net income. In considering these factors, our compensation committee does not allocate additional weight to one factor over another in setting base salary, but rather takes the various factors and reviews into consideration as a whole. Through this process, we seek to set base salaries of our executive officers that are both competitive and fair.

We also incorporate certain components into our executive compensation to incentivize our executives to achieve certain financial performance targets on a quarterly and annual basis, such as profit margins and net income. The financial performance targets contained in such formulas are configured to reward achievement of financial goals that reflect successful growth in revenue, increase in profitability, and efficient management of our costs. In setting these goals, the compensation committee may offer greater reward for achieving one metric over another depending on the level of importance it attaches to one factor over another. For example, the compensation committee may provide additional reward for achieving profitability and growth over cost goals, if it determines that such factors are more central to our strategic plan. Review of such metrics and weighing of each factors are conducted on an annual basis. Such a compensation system, we believe, not only encourages hard work, but also simplifies and makes more transparent our pay structure.

The compensation committee believes that our compensation programs are designed with appropriate balance of risk and reward in relation to our overall objectives and do not create risks that are reasonably likely to have a material adverse effect on the Company’s business. In this regard, the compensation committee believes that our mix of short- and long-term compensation elements encourages our management to produce consistent, short-term financial results for the Company, but also encourages our management to increase long-term stockholder value. In particular, our quarterly and annual achievement awards reward our executive officers for achieving our short-term financial goals. Our long-term compensation, on the other hand, has an equity-based component that is intended to ensure that our executive officers’ focus on increasing long-term stockholder value. Through vesting and other performance measure provisions, our long-term compensation program is also designed to emphasize the performance measures that our executive officers need to achieve in order to deliver stockholder value.

Consistent with our compensation philosophy, the executive compensation program has been specifically designed to achieve the following objectives:

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Meet the demands of the market. Provide an attractive combination of salary and annual long-term compensation at competitive levels among our peers who provide similar educational services in the markets we serve, to enable the recruitment and retention of highly qualified executives. We believe that the supply of qualified executive talent is limited and have designed our compensation programs to help us attract and retain qualified candidates by providing compensation that is competitive within the for-profit education industry and the broader market for executive talent. Our executive compensation policies are designed to assist us in attracting and retaining qualified executives by providing competitive levels of compensation that are consistent with the executives’ alternatives.

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Aligning with Stockholders. Align the interests of executives with those of our stockholders through grants of equity-based compensation that also provide opportunities for ongoing executive ownership. Our compensation program uses equity-based awards, the value of which is contingent on our longer-term performance, in order to provide our executive officers with a direct incentive to seek increased stockholder returns. Our stockholders receive value when our stock price increases and by using equity-based awards, our executive officers also receive increased value when our stock price increases and decreased value when it decreases. We believe that equity-based awards exemplify our philosophy of having a straightforward structure by reminding executive officers that one measure of long-term corporate success is increased stockholder value over time. Because our equity awards are granted with time-based vesting, we believe these awards also aid in the retention of our executive officers.

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Driving Performance. Structure executive compensation around the attainment of both company-wide and individual targets that further the Company’s long-range goals. Link executive pay to attainment of both company-wide and individual targets to further and reward achievement of Company’s long-range goals.

Executive Summary

We believe that fiscal year 2012 was a year of continued progress and achievement for the Company. Despite the implementation of new Department of Education regulations, the delayed timing of approvals from accrediting bodies and state regulators of our new programs and locations, and the continued volatility in the global economy, we were able to achieve substantial increases in our geographic expansion and enrollment and revenue growth in fiscal year 2012. We believe that the increases in our revenues, our continued academic and geographic expansion and our enrollment growth were substantially driven due to the performance of our named executive officers (“NEOs”). As a result, the compensation of our executive officers in 2012 reflects our academic and expansion growth and the strong operating and revenue performance attained this past fiscal year in addition to our NEOs’ individual achievements for the year.

Fiscal Year 2012 Business Results:

•	Enrollment by headcount increased 12.0% over the prior year to a record 11,221 students as of May 31, 2012.

•	Revenue growth of 11.3% to $118.9 million from $106.8 million in the prior year with the Company’s academic segment’s revenue increasing 11.8% to $117.8 million from $105.4 million in the prior year.

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Fiscal year 2012 annual net income attributable to the Company was $5.0 million, compared to $10.3 million in the prior-year period, primarily due to increased educational service and SG&A expenses for continued geographic expansion.

•	Fiscal year 2012 EBITDA was $13.5 million, compared to $19.4 million in the prior-year period.

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Timing of approvals from accrediting bodies and state regulators were delayed and implementation of new Department of Education regulations had an adverse effect on revenue performance; consequently, we did not achieve budget during fiscal year 2012.

•	Geographic expansions, including three new physical locations and start of enrollment at 10 new locations in fiscal year 2012.

Fiscal Year 2012 Executive Compensation Actions:

•	We entered into compensation plan agreements comprised of base pay, quarterly achievement of organization objectives and annual achievement award components with our named executive officers.

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We granted equity awards to our named executive officers in the form of stock options and restricted stock units to align the interests of our named executive officers with those of our stockholders and to provide better retention incentives.

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The market price of our common stock has considerably declined over the last year and we believe that this stock price decline was caused by (i) outside forces that were predominately regulatory and legislative in nature, and (ii) a large increase in our business development and expansion expenses that was not offset by correlated revenue performance primarily due to the delay in timing of approvals of our new programs and locations from appropriate approving agencies. As a result of the decline in our stock price, a significant portion of the stock options held by our executive officers have an exercise price exceeding the current market price of our common stock, which has substantially eroded the value of those stock options. For these and other reasons, our compensation committee decided to award a supplemental equity grant of restricted stock units to our executive officers in order to retain and incentivize management as we head into fiscal year 2013.

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Following the compensation committee’s conclusion that the minimum performance targets of the Company were not achieved for fiscal year 2012, the compensation committee determined that factors such as the delay in the timing of approving agencies approvals which resulted from the increased business expansion and development expense not being offset by correlated revenue performance, were for the most part beyond the control of the named executive officers. Additionally, the compensation committee also determined that the named executive officers engaged in important actions throughout the fiscal year to address these challenges and accomplish substantial positive results, such as the additions to our locations and programs and our increased enrollment growth and revenue performance. Taking into account these and other factors, the compensation committee determined that it was appropriate to grant each of the executive officers a discretionary bonus for fiscal year 2012.

•	We provided minimal base salary increases for fiscal year 2013 for all of our named executive officers, other than Dr. Shape who did not receive an increase.

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Given these factors, we believe the compensation of our NEOs appropriately reflects the named executive officers’ individual achievements for the year as well as the Company’s fiscal year 2012 operating and financial results in light of today’s regulatory and economic environment. We believe our NEOs’ compensation serves to retain and incentivize management to achieve our corporate and institutional effectiveness goals and is consistent with the U.S. Department of Education regulations.

Role of Compensation Consultants and Management

Dr. Ronald L. Shape, our chief executive officer, on an annual basis makes recommendations to the compensation committee of the base salaries of our executive officers, other than for himself and Dr. Jerry Gallentine, our President. The compensation committee also consults with Dr. Shape in identifying key operational targets of the Company and determining appropriate individual performance metrics for the executive officers for the following fiscal year.

In analyzing fiscal 2012 compensation, the compensation committee took into consideration a report prepared by Aon Hewitt, an executive compensation consultant engaged by the committee during fiscal year 2011. Aon Hewitt was asked by the compensation committee to review and provide feedback regarding management’s analysis of compensation-related data and to provide information regarding competitive compensation values of long-term incentive compensation to assist the committee in determining the design of our long-term equity award program for fiscal 2012. The report, dated April 2011, evaluated our executive officers’ salaries, cash achievement award bonuses and equity-based compensation. The report included benchmarking executive compensation against comparable public companies that provide similar educational services in the markets we serve and other public companies of our size. The compensation committee realizes that benchmarking the Company’s compensation against the compensation earned at comparable companies may not always be appropriate, but it believes that engaging in a comparative analysis of the Company’s compensation practices is a useful tool to understand the competitiveness of the compensation it pays its executive officers. This benchmarking indicated that the Company’s compensation of its executive officers was at or below the median of executives with similar roles at the peer companies for fiscal year 2011. The compensation committee did not retain an outside consultant for fiscal year 2013 compensation.

Compensation Elements

The compensation program for our executive officers is comprised primarily of three elements: base salary, quarterly and annual achievement awards, and long-term equity awards. The amount of each compensation element that is paid in proportion to the total compensation for each named executive officer depends on overall market conditions and the financial performance achieved by the Company.

Base Salary. Base salary is an integral part of compensation for our executive officers. Unless determined pursuant to an employment agreement, the compensation committee generally recommends and the Board approves base salary levels for our named executive officers after completion of our annual employee performance review program and during the time when any salary changes are to take effect. In general, the compensation committee considers the following factors: (i) individual’s performance and contribution to the long-range goals of the Company’s recent operating results and, and (ii) review of salaries in the market survey data and for similar positions for comparable companies.

Quarterly and Annual Achievement Awards. We have placed an emphasis on performance-based quarterly and annual achievement awards that are designed to reward our executive management team based on the achievement of specific performance measures and goals. We believe quarterly and annual performance-based pay furthers our compensation philosophy and objectives by focusing our executive officers on corporate goals, encouraging continuous quality improvement and providing straightforward awards. The target for quarterly and annual achievement awards pay for our executive officers is expressed as a percentage of base salary.

Long-Term Equity Awards. We believe that executive officers should have a significant potential to benefit from increases in our equity value in order to align the interests of the executive officers and our stockholders. The Company provides long-term equity awards under the National American University Holdings, Inc. 2009 Stock Option and Compensation Plan, or the 2009 Plan. The 2009 Plan gives the compensation committee the latitude of awarding stock options, non-qualified stock options, restricted stock and other types of long-term equity awards. Our equity awards may be split between stock options and restricted stock so that the executive officers are incentivized to preserve as well as grow stockholder value. Our stock options and restricted stock awards use one to three-year vesting with options having ten-year terms.

Other Compensation. Certain of our executive officers are eligible to receive certain benefits not available to other full-time employees, including club membership dues. For example, we pay expenses of Dr. Gallentine’s remote office and travel expenses to and from his remote office. Dr. Gallentine may perform his duties as President while spending up to one-half of each calendar month at his office located in northwestern Kansas or such other location approved by our Chairman of the Board. Although the office is provided by Dr. Gallentine, we pay the operational expenses of utilities, internet charges and telephone charges of his office and for the use of the Company plane for his travel to and from his remote office. These additional benefits provided to Dr. Gallentine did not exceed $25,000 in aggregate in any of the past three fiscal years.

Discussion of Last Fiscal Year’s Executive Compensation Decisions

Base Salaries

Our named executive officers’ compensation was determined, in part, by arrangements in effect between Dlorah and such named executive officers. The base salaries of Dr. Gallentine and Dr. Shape were determined pursuant to their employment agreements that are described below under the heading “Employment Agreements.” In setting the annual base salary of our senior executive officers, including Ms. Holland, Ms. Green, Dr. Paxton and Dr. Kerr, the compensation committee of our board of directors considers base salaries of other officers of similar ranks at the Company and compares responsibilities of the position, performance expectations, years of service, experience and education level. Our compensation committee does not have a predetermined formula or metric in comparing these factors, but generally sets a base salary it believes to be competitive but fair for each of our executive officers, based on the recommendations made by our chief executive officer. The amount of base salary paid to each named executive officer for the fiscal years ended May 31, 2012, 2011 and 2010, is reported in the column captioned “Salary” of the “Summary Compensation Table” below.

Stock Awards

We granted restricted stock to our named executive officers in fiscal year 2010 as a component of executive compensation. No restricted stock was granted to our named executive officers in fiscal years 2011 or 2012. In combination with the 2010 grant of restricted stock, we agreed to pay a cash bonus to the named executive officers sufficient to pay any federal or state income or employment taxes associated with the vesting of the restricted stock. Restricted stock units were granted to our named executive officers in fiscal years 2011 and 2012. The restricted stock and restricted stock units vest if we meet certain performance goals described below. We granted stock options to our named executive officers in fiscal years 2011 and 2012. We granted more options to each of the named executive officers in fiscal year 2012 to incentivize such officers to increase the market price of the Company’s common stock.

Awards of restricted stock units having a value equal to an identical number of shares of common stock may be granted either alone or in addition to other awards granted under the 2009 Plan. The compensation committee determines the terms and conditions of restricted stock units, including conditions for vesting that must be satisfied, which include a performance-based component. The holder of a restricted stock unit award will not have voting rights with respect to the award.

For Dr. Gallentine and Dr. Shape, the vesting of the restricted stock was dependent upon the Company achieving a 10% net profit performance goal and the grantee’s continued employment with the Company at each fiscal year end. If the performance target was not met in any of the three fiscal years, any unvested shares would be rolled over and become eligible for vesting in the following fiscal year. The restricted stock awards vesting schedule for Drs. Gallentine and Shape is set forth below.

Fiscal year ending May 31	Performance Targets	Vesting Schedule, upon Achievement of Performance Targets
2010	(i) Net Profit of 10% or more of the Gross Profit; and (ii) Grantee employed by the Company	1/3
2011	(i) Net Profit of 10% or more of the Gross Profit; and (ii) Grantee employed by Company	1/3
2012	(i) Net Profit of 10% or more of the Gross Profit; and (ii) Grantee employed by the Company	1/3

The vesting schedule was designed to incentivize the named executive officers to reach our performance goals and targets and to retain our highly qualified executives, and therefore, align the interests of the named executive officers and our stockholders.

For Dr. Kerr, Dr. Paxton, Ms. Holland and Ms. Green, the vesting of the restricted stock on May 31, 2010, was dependent upon the Company achieving a fiscal year net profit of 15% or more and the grantee’s continued employment with the Company at May 31, 2010 as set forth below.

Fiscal year ending May 31	Performance Targets	Vesting Schedule, upon Achievement of Performance Targets
2010	(i) Net Profit of 15% or more of the Gross Profit; and (ii) Grantee employed by the Company	100%

For Dr. Kerr, Dr. Paxton, Ms. Holland and Ms. Green, the vesting of the restricted stock units on May 31, 2011, was dependent upon the Company achieving a fiscal year EBIT margin of 18% or more and the grantee’s continued employment with the Company at May 31, 2011 as set forth below.

Fiscal year ending May 31	Performance Targets	Vesting Schedule, upon Achievement of Performance Targets
2011	(i) EBIT margin of 18% or more at May 31, 2011; and (ii) Grantee employed by the Company	100%

For Dr. Shape, Dr. Kerr, Dr. Paxton, Ms. Holland and Ms. Green, the vesting of the restricted stock units on May 31, 2012, May 31, 2013 and May 31, 2014, was dependent upon the Company achieving a fiscal year EBIT margin of 19% or more at May 31, 2012 and the grantee’s continued employment with the Company on each of the vesting dates as set forth below. The applicable performance targets were not met at May 31, 2012 and, as the result, the restricted stock units did not vest and were forfeited.

Fiscal year ending May 31	Performance Targets	Vesting Schedule, upon Achievement of Performance Target at May 31, 2012
2012	(i) EBIT margin of 19% or more at May 31, 2012; and (ii) Grantee employed by the Company	1/3
2013	(i) EBIT margin of 19% or more at May 31, 2012; and (ii) Grantee employed by the Company	1/3
2014	(i) EBIT margin of 19% or more at May 31, 2012; and (ii) Grantee employed by the Company	1/3

Annual and Quarterly Achievement Awards

Dr. Ronald L. Shape. Pursuant to his compensation arrangement, Dr. Shape was eligible for quarterly and annual achievement awards based on achieving certain performance objectives and targets for the Company for fiscal years ended May 31, 2010, 2011 and 2012.

For fiscal year ended May 31, 2010, Dr. Shape was eligible to receive additional cash payments for NAU achieving certain quarterly collections percentages as measured 180 days after the start of each quarter. If quarterly collections were at least 97%, Dr. Shape was eligible to receive between 0.02% to 0.04% of the prior quarter’s gross profit, depending on the percent collected. Dr. Shape was eligible to receive additional cash compensation for NAU campus generating credit hour growth percentages, compared to the percentages in each quarter to the same quarter of the prior year. The merit pay would be calculated by multiplying the prior quarter’s gross profit by the following corresponding merit percentages: credit hour growth of 5% to 9.99% would allow for a .04% merit award; credit hour growth of 10% to 14.99% would allow for a .06% merit award; and credit hour growth of 15% or more would allow for a .08% merit award. Dr. Shape was also eligible to receive an annual achievement award if NAU achieved a certain profit margin percentage, net of adjustments. Under his annual profit margin percentage incentive, Dr. Shape was eligible to receive 0.05% to 0.15% of the profit margin in the form of a cash payment for NAU achieving an annual profit margin, net of adjustments, of 15% to 17% or more.

For the fiscal year ended May 31, 2011 and pursuant to his employment agreement described below, Dr. Shape was eligible to receive a cash payment equal to 0.1% of Dlorah’s total revenue if Dlorah achieved an operating ratio equal to 90% and a cash payment equal to between 0.1% and 1.0% of Dlorah’s total revenue if Dlorah achieved an operating ratio between 80% to 90%, prorated in accordance with the schedule set forth in the Chief Executive Officer Incentive Compensation Plan dated effective as of June 1, 2010. Dr. Shape was eligible to receive a cash payment equal to 1.0% of the Company’s total revenue, less the amount of his base salary, if Dlorah achieved an operating ratio of 80% or less.

For the fiscal year ended May 31, 2012 and pursuant to his employment agreement described below, Dr. Shape was eligible to receive a cash payment as follows: to the extent the Company’s actual EBIT for fiscal year 2012 exceeding the Company’s budgeted EBIT for the fiscal year, twenty percent of the excess would be designated for an “Annual Achievement Award.” The total Annual Achievement Award would then be distributed to Cabinet Level Officers, with Dr. Shape receiving 25% of the total, subject to a maximum of 80% of his annual base salary with respect to the Annual Achievement Award, as set forth in the Chief Executive Officer Incentive Compensation Plan dated effective as of June 1, 2011. Dr. Shape was also eligible for additional quarterly compensation based on the Company’s quarterly pre-tax profit margin and objectives related to institutional effectiveness. The amount of the additional quarterly compensation would be calculated quarterly by taking the appropriate percentage multiplied by Dr. Shape’s current annual base salary and paid semi-monthly on the Company’s regular payroll schedule in five equal payroll installments beginning after the financial statements for the prior quarter have been finalized. Dr. Shape would receive a percentage of his annual base salary each quarter based on achieving the objectives set forth below.

Quarterly Objective	Percentage of Annual Base Salary	Description
1	8.75% per quarter	For achieving the approved budgeted NAUH pre-tax profit margin for the quarter.

2	8.75% per quarter	For achieving predetermined NAUH quarterly objectives to institutional effectiveness.

Under these formulas, for the fiscal years ended May 31, 2010, 2011 and 2012, Dlorah awarded Dr. Shape $210,041, $634,961, and $149,625, respectively, in total cash achievement awards. On July 30, 2012, the compensation committee awarded Dr. Shape a discretionary cash bonus of $212,687 for fiscal year 2012.

Dr. Jerry L. Gallentine. Pursuant to his employment agreement described below, Dr. Gallentine was eligible for an annual achievement award based on NAU achieving certain performance targets for fiscal year ended May 31, 2010. Dr. Gallentine was eligible to receive a cash payment equal to 0.1% of NAU’s annual revenues, net of adjustments, if the net profit margin equaled 10%, a pro rated award from 0.1% to 1.0% of NAU’s annual revenues, net of adjustments, if the net profit margin equaled 10.01% to 14.00%, or a cash payment equal to 1% of NAU’s annual revenues, net of adjustments, if the net profit margin equaled 15% or more. In addition, Dr. Gallentine was eligible for 20% of the profit margin in excess of 15%. In accordance with this formula, for the fiscal year ended May 31, 2010, Dlorah awarded $620,105, in total annual achievement awards to Dr. Gallentine. For fiscal years 2012 and 2011, Dr. Gallentine was eligible for a discretionary bonus of which none was paid.

Dr. Sam Kerr. Pursuant to his compensation arrangement, Dr. Kerr was eligible for quarterly and annual achievement awards based on achieving certain performance objectives and targets for the Company for fiscal years ended May 31, 2010, 2011 and 2012.

For fiscal year ended May 31, 2010, Dr. Kerr was eligible for a quarterly and annual achievement award based on achieving certain system accreditation approvals and new program development targets for fiscal year 2010. For fiscal year ended May 31, 2010, the Company awarded cash payments to Dr. Kerr for achieving certain goals in respect of the targeted goals in each of the Company’s fiscal quarters relating to (i) credit hour growth for the university system, (ii) manage and maintain certain state and federal compliance initiatives, and (iii) manage and maintain regional and specialized (programmatic) accreditation initiatives. For fiscal year 2010, we awarded a percentage of Dr. Kerr’s annual base salary for each component, as follows: 3% for exceeding the system credit hour growth in the corresponding quarter in the prior year by 55 as measured on the 8th day of enrollment; 2.5% for managing and maintain state and federal compliance initiatives, including processing of annual and interim reports, as well as appropriate communications concerning new programs and/or services; and 2.5% for managing and maintaining regional and specialized (programmatic) accreditation initiatives, including processing of required reports, requests and related activity, as well as appropriate communications concerning accreditation activities. Finally, Dr. Kerr was eligible for an annual achievement award component based on the following two goals: (i) 4% of his annual base salary for achieving, by June 1, 2010, a goal to research, develop and implement a university-wide institutional effectiveness program, and 4% of his annual base salary for achieving, by March 15, 2010, a goal to complete research, draft and submit an application to the Higher Learning Commission’s Academy for the Assessment of Student Learning, including identified areas of focus during the four year academy process.

Pursuant to his compensation arrangement, Dr. Kerr was eligible for a quarterly and annual achievement award based on achieving certain system accreditation approvals and new program development targets for fiscal year ended May 31, 2011. For fiscal year ended May 31, 2011, the Company awarded cash payments to Dr. Kerr for achieving certain goals in respect of the targeted goals in each of the Company’s fiscal quarters related to new academic degree programs and new emphasis areas developed and also for achieving HLC approval of (i) each campus relocation, (ii) each new physical location, and (iii) each doctorate degree program. For fiscal year 2011, we awarded a percentage of Dr. Kerr’s annual base salary for each component, as follows: 3% for each new academic degree program developed; 2% for each new emphasis area developed; 2% for achieving HLC approval of each campus relocation; 3% for achieving HCL approval of each new physical location; and 3% for achieving HLC approval of a doctorate degree program. Finally, Dr. Kerr was eligible for an annual achievement award component based on actual net income. To the extent that the actual annual net income for NAUH exceeded the budgeted annual net income for NAUH, Dr. Kerr was eligible to receive a 3% bonus on the surplus net income amount.

For fiscal year 2012, Dr. Kerr was eligible for an annual achievement award component determined by a percentage of the excess of the amount of the Company’s actual EBIT over the budgeted EBIT for the 2012 fiscal year. To the extent the Company’s actual EBIT for fiscal 2012 exceeds the Company’s budgeted EBIT for 2012, as determined by the Board, 20% of the excess will be designated for an annual achievement award pool. The maximum amount of the annual achievement award that Dr. Kerr was entitled to receive in fiscal 2012 is 60% of his annual base salary. Dr. Kerr was also eligible for a quarterly achievement award based on meeting the Company’s budgeted quarterly pre-tax profit margins and certain quarterly organizational objectives related to institutional effectiveness goals, as set forth below. The maximum amount of quarterly achievement awards that Dr. Kerr was entitled to receive in fiscal 2012 was 40% of his annual base salary.

Quarterly Objective	Percentage of Annual Base Salary	Description
1	5% per quarter	For achieving the approved budgeted NAUH pre-tax profit margin for the quarter.

2	5% per quarter	For achieving predetermined NAUH quarterly objectives to institutional effectiveness.

The Company’s actual EBIT did not exceed budgeted EBIT for fiscal year 2012 and, as a result, Dr. Kerr did not receive an annual achievement award for fiscal year 2012. Based on the formulas set forth above, for the fiscal years ended May 31, 2010, 2011 and 2012, Dlorah awarded to Dr. Kerr total achievement awards of $50,228, $160,659, and $46,750, respectively. On July 30, 2012, the compensation committee awarded Dr. Kerr a discretionary cash bonus of $16,180 for fiscal year 2012.

Dr. Robert Paxton. Pursuant to his compensation arrangement, Dr. Paxton was eligible for quarterly and annual achievement awards based on achieving certain performance objectives and targets for the Company for fiscal years ended May 31, 2010, 2011 and 2012.

Pursuant to his compensation arrangement, Dr. Paxton was eligible for a quarterly and annual achievement award based on achieving certain pre-tax profit, cash flow, enrollment and assessment for the Distance Learning campus for fiscal years ended May 31, 2010 and 2011. For fiscal years ended May 31, 2010 and 2011, the Company awarded cash payments to Dr. Paxton for achieving certain goals in respect of the targeted goals in each of the Company’s fiscal quarters relating to pre- and post-assessment administration, achieving the approved budgeted pre-tax profit margin for the quarter, for having achieved target rates of collections of our outstanding accounts receivable for each month in the quarter, and by exceeding the credit hour growth targets in the corresponding quarter in the prior year. For fiscal years 2010 and 2011, under the first component, we awarded 2% of his annual base salary for achieving 100% pre- and post-assessment administration. Second, we awarded 3% of his annual base salary for achieving the approved budgeted pre-tax profit margin for the quarter. Third, whenever our target rates of collections of our outstanding accounts receivable for each month in the quarter were met, we awarded 2% of his annual base salary. Fourth, we awarded 3% of his annual base salary for each applicable quarter if the enrollment growth exceeded prior year figures by the margin determined in accordance with our strategic plans. Finally, for fiscal years 2010 and 2011, Dr. Paxton was eligible for an annual achievement award component based on actual net income. To the extent that the actual annual net income for the Distance Learning campus exceeded the budgeted annual net income for the campus, Dr. Paxton was eligible to receive a 3% bonus on the surplus net income amount.

For fiscal year 2012, Dr. Paxton was eligible for an annual achievement award component determined by a percentage of the excess of the amount of the Company’s actual EBIT over the budgeted EBIT for the 2012 fiscal year. To the extent the Company’s actual EBIT for fiscal 2012 exceeds the Company’s budgeted EBIT for 2012, as determined by the Board, 20% of the excess will be designated for an annual achievement award pool. The maximum amount of the annual achievement award that Dr. Paxton was entitled to receive in fiscal 2012 is 60% of his annual base salary. Dr. Paxton was also eligible for a quarterly achievement award based on meeting the Company’s budgeted quarterly pre-tax profit margins and certain quarterly organizational objectives related to institutional effectiveness goals, as set forth below. The maximum amount of quarterly achievement awards that Dr. Paxton may be entitled to receive in fiscal 2012 was 40% of his annual base salary.

Quarterly Objective	Percentage of Annual Base Salary	Description
1	5% per quarter	For achieving the approved budgeted NAUH pre-tax profit margin for the quarter.

2	5% per quarter	For achieving predetermined NAUH quarterly objectives to institutional effectiveness.

The Company’s actual EBIT did not exceed budgeted EBIT for fiscal year 2012 and, as a result, Dr. Paxton did not receive an annual achievement award for fiscal year 2012. Based on the formulas set forth above, for the fiscal years ended May 31, 201 , 2011 and 2012, Dlorah awarded to Dr. Paxton total achievement awards of $175,171, $43,950, and $36,500, respectively. On July 30, 2012, the compensation committee awarded Dr. Paxton a discretionary cash bonus of $12,663 for fiscal year 2012.

Venessa Green. Pursuant to her compensation arrangement, Ms. Green was eligible for quarterly and annual achievement awards based on achieving certain performance objectives and targets for the Company for fiscal years ended May 31, 2010, 2011 and 2012.

For fiscal year ended May 31, 2010, Ms. Green was eligible for a quarterly and annual achievement award based on system pre-tax profit margin, bad debt expense, cash flow and enrollment for those campuses and/or educational centers that make up the system. For fiscal year 2010, we awarded a percentage of Ms. Green’s annual base salary for each component, as follows: (i) 3% for achieving the approved budgeted pre-tax profit margin for the quarter, (ii) 2% for achieving a bad debt expense of 2.5% or less for the preceding quarter, or 1% for achieving a bad debt expense of 3.5% or less for the preceding quarter, and (iii) 2% whenever our target rates of collections of our outstanding accounts receivable for each month in the quarter were met. Finally, Ms. Green was eligible for an annual achievement award component based on the outcome of the annual financial audit. To the extent that the 2010 annual compliance audit did not contain any current year material noncompliance findings, Ms. Green was eligible to receive a bonus based on 3% of her annual base salary.

For fiscal year ended May 31, 2011, Ms. Green was eligible for a quarterly and annual achievement award based on system pre-tax profit margin, quarterly filings and enrollment for those campuses and/or educational centers that make up the system. For fiscal year 2011, we awarded a percentage of Ms. Green’s annual base salary for each component, as follows: (i) 4% for achieving the approved budgeted pre-tax profit margin for the quarter, (ii) 2% for achieving the accurate and timely filing of quarterly reports with the SEC, and (iii) 4% for exceeding the credit hour growth in the corresponding quarter in the prior year by 20%. Finally, Ms. Green was eligible for an annual achievement award component based on actual net income. To the extent that the actual annual net income for NAUH exceeded the budgeted annual net income for NAUH, Ms. Green was eligible to receive a 3% bonus on the surplus net income amount.

For fiscal year ended May 31, 2012, Ms. Green was eligible for a quarterly and annual achievement awards based on achieving certain performance objectives and targets for the Company for fiscal years ended May 31, 2012. Pursuant to her compensation arrangement, Ms. Green was eligible for an annual achievement award component determined by a percentage of the excess of the amount of the Company’s actual EBIT over the budgeted EBIT for the 2012 fiscal year. To the extent the Company’s actual EBIT for fiscal 2012 exceeds the Company’s budgeted EBIT for 2012, as determined by the Board, 20% of the excess will be designated for an annual achievement award pool. The maximum amount of the annual achievement award that Ms. Green was entitled to receive in fiscal 2012 was 60% of her annual base salary. Ms. Green was also eligible for a quarterly achievement award based on meeting the Company’s budgeted quarterly pre-tax profit margins and certain quarterly organizational objectives related to institutional effectiveness goals, as set forth below. The maximum amount of quarterly achievement awards that Ms. Green was entitled to receive in fiscal 2012 was 40% of her annual base salary.

Quarterly Objective	Percentage of Annual Base Salary	Description
1	5% per quarter	For achieving the approved budgeted NAUH pre-tax profit margin for the quarter.

2	5% per quarter	For achieving predetermined NAUH quarterly objectives to institutional effectiveness.

The Company’s actual EBIT did not exceed budgeted EBIT for fiscal year 2012 and, as a result, Ms. Green did not receive an annual achievement award for fiscal year 2012. Based on the formulas set forth above, for the fiscal years ended May 31, 2010, 2011 and 2012 the Company awarded to Ms. Green total achievement awards of $51,850, $91,734 and $39,750, respectively. On July 30, 2012, the compensation committee awarded Ms. Green a discretionary cash bonus of $11,607 for fiscal year 2012.

Michaelle J. Holland. Pursuant to her compensation arrangement, Ms. Holland was eligible for a quarterly and annual achievement award based on achieving certain performance objectives and targets for NAU’s campus operations for fiscal year ended May 31, 2012, and for NAU’s East, Southeast and Midwest regions for the fiscal years ended May 31, 2011, and 2010. NAU’s East, Southeast and Midwest regions include education centers located in Minnesota, Missouri, Kansas and Oklahoma. For fiscal years ended May 31, 2011 and 2010, the Company awarded cash payments to Ms. Holland for achieving certain goals in respect of the targeted goals in each of the Company’s fiscal quarters in respect of pre-tax profit, cash flow, enrollment and academic quality assessment for the educational centers located in NAU’s East, Southeast and Midwest regions.

For fiscal year 2010, under the first component, we awarded 3% of her annual base salary whenever the pre-tax profit margins budgeted in accordance with our regional strategic plans were achieved for the quarter. Second, whenever our target rates of collections of our outstanding accounts receivable for each month in the quarter were met, we awarded 2% of her annual base salary. Third, we awarded 3% of her annual base salary for each applicable quarter if the enrollment growth exceeded prior year figures by the margin determined in accordance with our regional strategic plans and we awarded an additional 2% of her annual base salary in each quarter for ensuring collection and delivery of our required student performance assessment exams for the regions at the times required by the university’s policy. Finally, we awarded Ms. Holland a cash payment equal to 5% of the actual net income minus budgeted net income for the East, Southeast and Midwest regions.

For fiscal year 2011, under the first component, we awarded 2% of her annual base salary for achieving 100% pre- and post-assessment administration. Second, we awarded 3% of her annual base salary whenever the pre-tax profit margins budgeted in accordance with our regional strategic plans were achieved for the quarter. Third, whenever our target rates of collections of our outstanding accounts receivable for each month in the quarter were met, we awarded 2% of her annual base salary. Fourth, we awarded 3% of her annual base salary for each applicable quarter if enrollment figures including on-line enrollments and regional based graduate enrollments for the quarter exceeded the comparable data from the corresponding quarter in the prior year by 15%. Finally, we awarded Ms. Holland an achievement award bonus equal to 5% of the actual net income minus budgeted net income for the East, Southeast and Midwest regions.

For fiscal year 2012, Ms. Holland was eligible for an annual achievement award component determined by a percentage of the excess of the amount of the Company’s actual EBIT over the budgeted EBIT for the 2012 fiscal year. To the extent the Company’s actual EBIT for fiscal 2012 exceeds the Company’s budgeted EBIT for 2012, as determined by the Board, 20% of the excess will be designated for an annual achievement award pool. The maximum amount of the annual achievement award that Ms. Holland was entitled to receive in fiscal 2012 was 60% of her annual base salary. Ms. Holland was also eligible for a quarterly achievement award based on meeting the Company’s budgeted quarterly pre-tax profit margins and certain quarterly organizational objectives related to institutional effectiveness goals, as set forth below. The maximum amount of quarterly achievement awards that Ms. Holland was entitled to receive in fiscal 2012 was 40% of her annual base salary.

Quarterly Objective	Percentage of Annual Base Salary	Description
1	5% per quarter	For achieving the approved budgeted NAUH pre-tax profit margin for the quarter.

2	5% per quarter	For achieving predetermined NAUH quarterly objectives to institutional effectiveness.

The Company’s actual EBIT did not exceed budgeted EBIT for fiscal year 2012 and, as a result, Ms. Holland did not receive an annual achievement award for fiscal year 2012. Based on the formulas set forth above, for the fiscal years ended May 31, 2010, 2011 and 2012, the Company awarded to Ms. Holland total achievement awards of $381,993, $253,314, and $51,250, respectively. On July 30, 2012, the compensation committee awarded Ms. Holland a discretionary cash bonus of $17,587 for fiscal year 2012.

Discretionary Bonus

Although annual achievement award bonuses are primarily based on individual and corporate performance, in some circumstances, the Compensation Committee may provide additional discretionary bonus awards. The Compensation Committee believes that discretionary bonuses, where warranted, can be effective in motivating, rewarding and retaining our executive officers. On July 30, 2012, the board of directors awarded a one-time, cash award totaling $281,277 to the senior executive officers, including the CEO, as a discretionary bonus for fiscal year 2012.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Dr. Therese Kreig Crane

Richard Halbert

Summary Compensation Table

The following table and accompanying narrative disclosure explains compensation for the last three fiscal years for the individuals who served as our chief executive officer and our chief financial officer during fiscal 2012, and for each of the four other most highly-compensated executive officers, other than our chief executive officer and chief financial officer, who were serving as executive officers of the Company at the end of fiscal 2012 (collectively, the “named executive officers”). Each of the named executive officers (except our chief financial officer) was appointed to their respective positions on November 23, 2009, the date of the closing of the transaction with Dlorah. Prior to that date, each of the named executive officers served in similar capacities for Dlorah. Our chief financial officer was appointed to her position on October 31, 2011. The compensation figures for fiscal 2010 consist of compensation they received from Dlorah, prior to and after November 23, 2009.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)		Total ($)
Dr. Ronald L. Shape	2012	427,500	0		256,497	(2)	149,625	91,748	(3)	925,370
Chief Executive Officer	2011	380,000	0		0		634,961	141,383		1,156,344
	2010	229,583	1,137,500	(4)	0		210,041	214,909		1,792,033

Venessa Green	2012	165,000	0		41,989	(2)	39,750	11,875	(3)	258,614
Chief Financial Officer	2011	142,500	44,160	(5)	28,176	(6)	91,734	15,716		322,286
	2010	105,020	82,344	(7)	0		51,850	61,431		300,645

Dr. Jerry L. Gallentine	2012	150,000	0		0		0	51,997	(3)	201,997
President	2011	150,000	0		0		0	76,832		226,832
	2010	238,270	512,500	(8)	0		620,105	128,133		1,499,008

Dr. Samuel Kerr	2012	230,000	0		53,855	(2)	46,750	12,250	(3)	342,855
Provost, Secretary and General	2011	199,125	46,920	(9)	33,459	(6)	160,659	17,250		457,413
Counsel	2010	189,625	111,625	(10)	0		50,228	68,161		419,639

Michaelle Holland	2012	250,000	0		62,983	(2)	51,250	12,250	(3)	376,483
President of Campus Operations	2011	172,279	46,920	(9)	36,982	(6)	253,314	12,221		521,716
	2010	163,724	111,625	(10)	0		381,993	70,520		727,862

Dr. Robert Paxton	2012	180,000	0		51,117	(2)	36,500	10,922	(3)	278,539
President of Online Operations	2011	161,250	44,160	(11)	31,698	(6)	43,950	12,250		293,308
	2010	153,750	99,875	(12)	0		175,171	41,295		470,091

(1)	See discussion under “Annual and Quarterly Incentives” above.
(2)	Amount represents the aggregate grant date fair value of a stock option to purchase shares of common stock that was granted in fiscal year 2012, as computed in accordance with FASB ASC Topic 718 utilizing the assumption discussed in Note 10 to our Notes to the Annual Consolidated Financial Statements for the fiscal year ended May 31, 2012. These options will vest 1/3 August 9, 2012, 1/3 August 9, 2013, and 1/3 August 9, 2014 if the employee is still employed with the Company.

(3)	Consists of the following:

Name	401(k) Matching Contributions ($)	Tax Bonus Amount ($)	Dividends Paid on Restricted Stock Awards ($)
Ronald Shape	12,250	61,644	17,854
Venessa Green	11,875	0	0
Jerry Gallentine	12,250	30,822	8,926
Samuel Kerr	12,250	0	0
Michaelle Holland	12,250	0	0
Robert Paxton	10,922	0	0

(4)	Amount represents 125,000 shares of restricted stock with three-year vesting, where Dr. Shape was employed on each vesting date and certain performance targets of the Company were met. The value of 50,000 shares of the restricted stock is based on the grant date closing stock price of $7.75 on November 30, 2009. The value of 75,000 shares of this restricted stock is based on the grant date closing stock price of $10.00 on March 19, 2010.
(5)	Amount represents 8,000 restricted stock units with one-year vesting, where Ms. Green was employed on the vesting date and certain performance targets of the Company were met. The value of the restricted stock units is based on the grant date closing price of $5.52 on August 27, 2010.
(6)	Amount represents the aggregate grant date fair value of a stock option to purchase shares of common stock that was granted in fiscal year 2011, as computed in accordance with FASB ASC Topic 718 utilizing the assumption discussed in Note 9 to our Notes to the Annual Consolidated Financial Statements for the fiscal year ended May 31, 2011. These options will vest 1/2 June 18, 2011 and 1/2 June 18, 2012, if the employee is still employed with the Company.
(7)	Amount represents 7,008 restricted stock units with one-year vesting, where Ms. Green was employed on the vesting date and certain performance targets of the Company were met. The value of the restricted stock units is based on the grant date closing price of $11.75 on December 31, 2009.
(8)	Amount represents 62,500 shares of restricted stock with three-year vesting, where Dr. Gallentine was employed on each vesting date and certain performance targets of the Company were met. The value of 50,000 shares of the restricted stock is based on the grant date closing stock price of $7.75 on November 30, 2009. The value of 12,500 shares of this restricted stock is based on the grant date closing stock price of $10.00 on March 19, 2010.
(9)	Amount represents 8,500 restricted stock units with one-year vesting, where employee was employed on the vesting date and certain performance targets of the Company were met. The value of the restricted stock units is based on the grant date closing price of $5.52 on August 27, 2010.
(10)	Amount represents 9,500 restricted stock units with one-year vesting, where employee was employed on the vesting date and certain performance targets of the Company were met. The value of the restricted stock units is based on the grant date closing price of $11.75 on December 31, 2009.
(11)	Amount represents 8,000 restricted stock units with one-year vesting, where employee was employed on the vesting date and certain performance targets of the Company were met. The value of the restricted stock units is based on the grant date closing price of $5.52 on August 27, 2010.
(12)	Amount represents 8,500 restricted stock units with one-year vesting, where employee was employed on the vesting date and certain performance targets of the Company were met. The value of the restricted stock units is based on the grant date closing price of $11.75 on December 31, 2009.

Grants of Plan-Based Awards in 2012

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the fiscal year ended May 31, 2012.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)(3)	Underlying Options (#)(4)	Option Awards ($/sh)	Option Awards ($)(5)
Dr. Ronald Shape
Stock Option	8/9/11	(2)									56,200	$10.59	$69,273
RSUs	8/9/11	(2)				14,250	(6)	19,000	(6)	—
Cash Award	(1)		—	641,250	—

Dr. Jerry Gallentine			—	—	—	—		—		—	—	—	—

Venessa Green
Stock Option	8/9/11	(2)									9,200	$10.59	$11,340
RSUs	8/9/11	(2)				2,325	(6)	3,100	(6)	—
Cash Award	(1)		—	165,000	—

Dr. Robert Paxton
Stock Option	8/9/11	(2)									11,200	$10.59	$13,805
RSUs	8/9/11	(2)				2,850	(6)	3,800	(6)	—
Cash Award	(1)		—	180,000	—

Dr. Samuel Kerr
Stock Option	8/9/11	(2)									11,800	$10.59	$14,545
RSUs	8/9/11	(2)				3,000	(6)	4,000	(6)	—
Cash Award	(1)		—	230,000	—

Michaelle Holland
Stock Option	8/9/11	(2)									13,800	$10.59	$17,010
RSUs	8/9/11	(2)				3,525	(6)	4,700	(6)	—
Cash Award	(1)		—	250,000	—

(1)	These amounts consist of the aggregate of annual and quarterly achievement awards which were granted pursuant to the executive’s compensation plan. For information related to the annual and quarterly achievement awards, see the “Quarterly and Annual Achievement Awards” section of this proxy statement. No “threshold” or “maximum” is applicable to these awards.
(2)	Grants awarded on August 6, 2011 to our named executive officers related to fiscal year 2012 compensation.
(3)	No “maximum” is applicable to these awards, as full vesting of the RSUs will be achieved at the “target” payout.
(4)	All options have a ten year term and an exercise price equal to the closing price of the Company’s common stock on the grant date. The options vest in three equal annual installments on each of the first three anniversaries of the grant date or, if earlier, the date the executive terminates employment due to death or disability.
(5)	Amount represents the aggregate grant date fair value of a stock option to purchase shares of common stock that was granted in fiscal year 2012, as computed in accordance with FASB ASC Topic 718 utilizing the assumption discussed in Note 10 to our Notes to the Annual Consolidated Financial Statements for the fiscal year ended May 31, 2012.
(6)	Each of our named executive officers was granted performance-contingent RSUs under our 2009 Stock Option and Compensation Plan. Vesting of the RSUs is contingent upon both performance requirements and time vesting thresholds as well as continued employment. the achievement of performance targets as of May 31, 2012. The percentage of the maximum number of RSUs available for time vesting will be determined based on the achievement of the performance target for fiscal year 2012 only, as follows: < 19% EBIT margin, 19% EBIT margin, 75%; 20% EBIT margin, 85%; and 21% or greater EBIT margin, 100%. No “maximum” is applicable to these awards, as full vesting of the RSUs will be achieved at the “target” payout. These restricted stock units were forfeited upon the Company not achieving its performance targets for fiscal year 2012.

Restricted Stock and Restricted Stock Units

On November 30, 2009, December 31, 2009 and March 19, 2010, we granted restricted stock to certain of our named executive officers as a component of executive compensation. The restricted stock will vest if we meet certain performance goals. In combination with such grants, we agreed to pay a cash bonus to the named executive officers sufficient to pay any federal or state income or employment taxes associated with the vesting of the restricted stock.

On March 19, 2010, we issued to Dr. Shape 50,000 shares of restricted Common Stock under the 2009 Plan and an additional 25,000 shares of restricted Common Stock pursuant to a Restricted Stock Award Agreement dated March 19, 2009. These shares, which vest over a three-year period if certain performance criteria are satisfied, were issued in connection with Dr. Shape’s forfeiture of 75,000 shares of restricted Common Stock previously granted to him under the 2009 Plan on November 30, 2009. On March 19, 2010, we issued to Dr. Gallentine 12,500 shares of restricted Common Stock under the 2009 Plan. These shares, which vest over a three-year period if certain performance criteria are satisfied, were issued in connection with Dr. Gallentine’s forfeiture of 12,500 shares of restricted Common Stock previously granted to him under the 2009 Plan on November 30, 2009.

Beginning in fiscal 2010, the compensation committee granted restricted stock units, each of which represents the right to receive a share of our common stock and are subject to vesting. For fiscal 2010, restricted stock units were granted subject to vesting conditions based on continued employment and on achievement of an earnings before interest and taxes margin of 18% or more. The restricted stock units vest upon satisfaction of the earnings before interest and taxes performance measure. For the performance period of fiscal 2011 and fiscal 2012, the target levels were determined by the compensation committee in conjunction with our Chief Executive Officer following a review of internal projections. The required threshold level of performance for the fiscal year ended May 31, 2012 was not met, and as a result, the performance restricted stock units originally granted on August 9, 2011 were forfeited.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying unexercised options (#) Unexercisable		Option Exercise Price		Option Expiration Date
Dr. Ronald L. Shape	—		56,200	(1)		$10.59	08/09/2021

Dr. Robert Paxton	4,500 —	(2)	4,500 11,200	(2) (1)	$ $	9.35 10.59	06/18/2020 08/09/2021

Michaelle Holland	5,250 —	(2)	5,250 13,800	(2) (1)	$ $	9.35 10.59	06/18/2020 08/09/2021

Venessa Green	4,000 —	(2)	4,000 9,200	(2) (1)	$ $	9.35 10.59	06/18/2020 08/09/2021

Sam Kerr	4,750 —	(2)	4,750 11,800	(2) (1)	$ $	9.35 10.59	06/18/2020 08/09/2021

(1)	The stock options granted on August 9, 2011 expire ten years after the date of grant, unless earlier terminated, and vest in three equal annual installments beginning August 9, 2012.
(2)	The stock options granted on June 18, 2010 expire ten years after the date of grant, unless earlier terminated, and vest in two equal annual installments beginning June 18, 2011.

Option Exercises and Stock Vested in Fiscal Year 2012

None of our named executive officers exercised stock options during the fiscal year ended May 31, 2012.

The following table sets forth information with respect to stock awards that vested with respect to the named executive officers in fiscal year 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Dr. Shape	—	—	41,666	$162,497

Dr. Gallentine	—	—	20,834	$81,253

(1)	Consists of performance-based restricted stock units which vested at the end of fiscal year 2012 based on levels of performance achieved by the Company (as described in “Compensation Discussion and Analysis” above). The performance measurement for the vesting of these shares was determined and confirmed by the Company’s compensation committee.
(2)	Value Realized on Vesting of Stock Awards equals the fair market value of the Company’s common stock on the vesting date, multiplied by the number of shares that vested on that date.

Employment Agreements

Dlorah, our wholly-owned subsidiary, currently has an employment agreement with Dr. Gallentine. National American University, a wholly-owned subsidiary of Dlorah, currently has an employment agreement with Dr. Shape. There are no employment agreements or arrangements, whether written or unwritten, for Dr. Kerr, Dr. Paxton, Ms. Green and Ms. Holland, other than the compensation plans which are described above under Quarterly and Annual Achievement Awards.

Dr. Jerry Gallentine

Dr. Gallentine entered into an employment agreement with Dlorah in 2003, which was amended on November 18, 2009. Prior to the amendment, Dr. Gallentine was entitled to receive an annual base salary of $215,320, which amount was to be adjusted annually based on a cost of living index. The base salary was also subject to increase if NAU met certain profitability measures. Pursuant to the November 18, 2009 amendment, Dr. Gallentine’s base salary was adjusted to $150,000 per year beginning on April 15, 2010. Dr. Gallentine was also entitled to receive the annual cash achievement award compensation described above for the fiscal year ending May 31, 2010 prorated for the period ending April 15, 2010. For the period after April 15, 2010, Dr. Gallentine is eligible to receive bonuses at the discretion of our Board. Prior to the amendment, the employment agreement also granted Dr. Gallentine the right to use our aircraft to travel between his home office and our headquarters once each calendar month.

Pursuant to the amendment to Dr. Gallentine’s employment agreement, the term was extended indefinitely until either party provides six months written notice of its intent to terminate the agreement. The employment agreement will also terminate upon Dr. Gallentine’s death, or upon his becoming disabled, and in such event Dr. Gallentine, or his estate, is entitled to continue receiving his base salary plus any vested bonus for the one year period following the date of his death or the determination of his disability. We may terminate Dr. Gallentine’s employment for cause, which would include dishonesty, willful misconduct, refusal or unwillingness to perform the duties and responsibilities of the office of president satisfactorily in good faith and to the best of his ability, insubordination, prolonged unexcused absence or any conduct that is in violation of criminal law or involves moral turpitude. We can also terminate the employment agreement at any time, but if the termination is other than for cause, Dr. Gallentine will be entitled to receive his then current annual salary for the one year period after his termination.

Dr. Ronald Shape

On August 29, 2011, Dr. Shape entered into a new executive employment agreement, dated effective as of June 1, 2011, with Dlorah, which replaced and superseded Dr. Shape’s prior employment agreements with Dlorah. The term of Dr. Shape’s employment agreement continues on an at-will basis until terminated by either party upon twenty four (24) months advance written notice. The employment agreement provides for an initial annual base compensation of $427,500 that is subject to review and change from time to time by the board of directors and allows Dr. Shape to participate in any bonus and achievement award plans and any stock ownership or stock option plans or programs the Company may adopt for its executives. The employment agreement also provides that Dr. Shape is entitled to participate in the Company’s benefit programs for its employees, to receive customary and usual fringe benefits for its executives, to take up to five weeks paid time off and to be reimbursed for his business expenses. In the event that Dr. Shape’s employment is terminated by the Company without “cause” or by Dr. Shape for “good reason” (as those terms are defined in the employment agreement), Dr. Shape will be entitled to (i) his base salary then in effect, prorated to the date of termination, (ii) the remaining installments, if any, for any bonus earned for the year prior to the year in which the termination occurs, (iii) severance pay in a gross amount equal to 24 months of annualized base salary at the time of termination, plus a pro rata portion of any bonus or achievement award compensation Dr. Shape would have earned had he been employed for the full fiscal year in which his employment terminates, but only if the annual performance metrics for that year were achieved, and (iv) COBRA and continuation premiums for monthly health and dental insurance to continue the coverage in effect at termination for Dr. Shape and his dependents for a period of twelve months following termination. The employment agreement includes an agreement by Dr. Shape that he will not disclose any confidential information of the Company at any time during or after employment. In addition, the covenant not to compete set forth in the employment agreement will terminate 15 months after termination of Dr. Shape’s employment with the Company.

On August 30, 2012, NAU entered into a new executive employment agreement, dated effective as of June 1, 2012, with Dr. Shape (the “Employment Agreement”). The Employment Agreement replaces and supersedes Dr. Shape’s prior employment agreement with the Company dated effective as of June 1, 2011 (the “Prior Agreement”).

The term of Dr. Shape’s Employment Agreement continues until terminated by either party, upon mutual written agreement of both parties or upon resignation by the CEO upon twenty four (24) calendar months written notice. The Employment Agreement provides for an initial annual base compensation of $427,500 to be paid as follows: $327,500 in cash or current funds and $100,000 in stock or other equity under the Company’s 2009 Stock Option and Compensation Plan. Commencing with NAU’s fiscal year beginning June 1, 2013 and for each of NAU’s fiscal years thereafter during the term of the agreement, Dr. Shape’s base annualized salary will be increased or decreased by the appropriate percentage increase or decrease in the Consumer Price Index – US City Average – All Urban Consumers. The Employment Agreement provides that if Dr. Shape is continuously employed through the last day of a fiscal year, he is entitled to receive “Annual Incentive Pay” for such fiscal year determined and paid according to the guidelines set forth in the agreement and to be paid 75% in cash and 25% in stock or other equity under the Company’s 2009 Stock Option and Compensation Plan. The Employment Agreement also provides that Dr. Shape is entitled to participate in NAU’s benefit programs for its employees, to take up to five weeks paid time off and to be reimbursed for his business expenses.

In the event that Dr. Shape’s employment is terminated for “cause,” Dr. Shape will be entitled to (i) his base salary then in effect, prorated to the date of termination, (ii) all fringe benefits through the date of termination, and (iii) the remaining installments due, if any, for any Annual Incentive Pay earned for a NAU fiscal year prior to the final year that includes Dr. Shape’s date of termination. In the event that Dr. Shape’s employment is terminated without “cause,” Dr. Shape will be entitled to receive, as liquidated damages, (i) his then current base salary, payable monthly, for two years after termination or until he is again employed by another employer, whichever occurs first, and (ii) COBRA and continuation premiums for monthly health and dental insurance to continue the coverage in effect at termination for Dr. Shape and his dependents for a period of twelve months following termination. Dr. Shape will be entitled to receive the liquidated damages only if he signs and does not rescind a severance agreement at the time of termination.

The Employment Agreement includes a clawback provision whereby Dr. Shape may be required, upon certain triggering events, to repay all or a portion of the payments and benefits provided under the Employment Agreement, pursuant to any clawback policy adopted by or applicable to the Company pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, any Securities and Exchange Commission rule, any applicable listing standard promulgated by any national securities exchange or national securities association, or any other legal requirement. The Employment Agreement includes an agreement by Dr. Shape that he will not disclose any confidential information of NAU at any time during or after employment. In addition, the covenant not to compete set forth in the Employment Agreement will terminate 24 months after termination of Dr. Shape’s employment with NAU.

Director Compensation and Benefits

Our compensation committee periodically reviews the total compensation paid to non-management directors. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform the Board’s duties, and to fairly compensate directors for their service. The compensation committee considers the time and effort required for service on the Board, a Board committee and as a committee chair, and reviews available Board compensation survey information for comparably sized public companies.

For fiscal year ended May 31, 2012, with the exception of Mr. David Warnock, non-employee directors of the Company received a retainer, pro-rated at $30,000 annum. In addition, each non-employee director annually receives restricted stock in an amount equal to $5,000 based on the closing price of our common stock on the date of grant. The Company’s directors and their dependents receive health insurance coverage under our health care plan or equivalent payment for premium costs if the director declines health insurance coverage. Mr. Buckingham receives an annual retainer of $80,000 for serving as the chairman of our Board.

The following table summarizes the compensation earned by our non-management directors during fiscal 2012:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)(1)	Total ($)
Robert Buckingham	$80,000	0	458	$80,458
Dr. Therese K. Crane	$34,000	5,000	0	$39,000
Dr. R. John Reynolds	$40,000	5,000	6,216	$51,216
Dr. Thomas D. Saban	$45,000	5,000	6,674	$56,674
David L. Warnock	$0	0	0	$0
H. Edward Yelick	$35,000	5,000	6,674	$46,674

(1)	Includes health insurance benefits offered to our directors effective June 1, 2010 or cash paid in lieu of health insurance benefits.

Beneficial Ownership of Principal Stockholders, Directors and Management

The table presented below shows information regarding the beneficial ownership of our common stock as of September 26, 2012 by:

•	each person or entity known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

As of September 5, 2012, we had 25,575,540 shares of common stock issued and outstanding.

The information in the following table has been presented in accordance with the rules of the SEC. Under the SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option, warrant or other right. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. Except as we otherwise indicate below and under applicable community property laws, we believe that the beneficial owners of the common stock listed below, based on information they have furnished to us, have sole voting and investment power with respect to the shares shown. Unless otherwise specified, the address of each of our directors, executive officers and each person or entity known by us to beneficially own more than 5% of our outstanding common stock is c/o National American University Holdings, Inc., 5301 S. Highway 16, Rapid City, South Dakota 57701.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
H. & E. Buckingham Limited Partnership	10,156,905		39.7%

Robert D. Buckingham Living Trust	3,457,864		13.5%

Camden Learning, LLC	1,999,449	(1)	7.8%

T. Rowe Price Associates, Inc.	1,996,413	(2)	7.8%

Ashford Capital Management, Inc.	1,730,984	(3)	6.8%

TimesSquare Capital Management, LLC	1,666,430	(5)	6.5%

Capital World Investors	1,515,000	(4)	5.9%

D.F. Dent & Company, Inc.	1,483,316	(6)	5.8%

Robert D. Buckingham
Chairman of the Board of Directors	13,614,769	(7)	53.2%

David L. Warnock
Director	1,999,449	(8)	7.8%

Dr. Ronald L. Shape
Chief Executive Officer	182,906		*

Dr. Jerry L. Gallentine
President and Director	63,000		*

Dr. Samuel D. Kerr
Provost, Secretary and General Counsel	32,845		*

Venessa Green
Chief Financial Officer	24,958		*

Michaelle Holland
President of Campus Operations	30,342		*

Dr. Robert Paxton
President of Online Operations	15,384		*

Dr. Therese K. Crane
Director	35,341		*

Dr. Thomas D. Saban
Director	4,233		*

Richard L. Halbert
Director	18,561		*

Jeffrey B. Berzina
Director	0		0%

All directors and executive officers
as a group (of 10 individuals)	16,021,788		62.6%

*	Less than 1%.
(1)

Based on information contained in a report on Schedule 13D/A filed with the Securities and Exchange Commission on December 2, 2009, which contained information as of November 23, 2009. The sole owners and members of Camden Learning, LLC are Camden Partners Strategic Fund III, L.P. (96.01% ownership) and Camden Partners Strategic Fund III-A, L.P. (3.99% ownership). The general partner of each limited partnership is Camden Partners Strategic III, LLC and the managing member of such entity is Camden Partners Strategic Manager, LLC. David L. Warnock, Donald W. Hughes, Richard M. Johnston and Richard M. Berkeley are the four managing members of Camden Partners Strategic Manager, LLC, which has sole power to direct the vote and disposition of our common stock held by Camden Learning, LLC. Each of Mr. Warnock and Mr. Hughes disclaims beneficial ownership of all of our securities owned by Camden Learning, LLC. The principal business address of Camden Learning, LLC is 500 East Pratt Street, Baltimore, Maryland 21202.

(2)

Based on information contained in a report on Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2012 by T. Rowe Price Small-Cap Value Fund, Inc. and T. Rowe Price Associates, Inc., each of which has its principal business office at 100 East Pratt Street, Baltimore, Maryland 21202. As of December 31, 2011, T. Rowe Price Associates, Inc. reported that it had sole voting power over 163,913 shares and sole dispositive power over 1,996,413 shares, and T. Rowe Price Small-Cap Value Fund, Inc. reported that it had sole voting power over 1,816,000 shares and sole dispositive power over 0 shares.

(3)

Based on information as of December 31, 2011 contained in a report on Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2012 by Ashford Capital Management, Inc., which has its principal business office at 1 Walker’s Mill Rd., P.O. Box 4172, Wilmington, Delaware 19807.

(4)

Based on information as of December 31, 2011 contained in a report on Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2012 by Capital World Investors, which has its principal business office at 333 South Hope Street, Los Angeles, CA 90071.

(5)

Based on information as of December 31, 2011 contained in a report on Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2012 by TimesSquare Capital Management, LLC, which has its principal business office at 1177 Avenue of the Americas, 39th floor, New York, NY 10036. As of December 31, 2011, TimesSquare Capital Management, LLC reported that it had sole voting power over 1,519,530 shares and sole dispositive power over 1,666,430 shares.

(6)

Based on information contained in a report on Schedule 13G/A filed with the Securities and Exchange Commission on February 22, 2012 by D.F. Dent & Company, Inc., which has its principal business office at 2 East Read Street, 6th floor, Baltimore, Maryland 21202.

(7)

Consists of common stock owned by the H. & E. Buckingham Limited Partnership and the common stock owned by the Robert D. Buckingham Living Trust. Mr. Buckingham is the general partner of the H. & E. Buckingham Limited Partnership and in this capacity has sole power to direct the vote and disposition of our securities held by the H. & E. Buckingham Limited Partnership. Mr. Buckingham disclaims beneficial ownership of our securities owned by the H. & E. Buckingham Limited Partnership except to the extent of any pecuniary interest therein. As the trustee for the Robert D. Buckingham Living Trust, Mr. Buckingham is deemed to have sole voting and dispositive power of our securities held by the trust and is deemed to be the beneficial owner of all our securities owned by the Robert D. Buckingham Living Trust.

(8)

As described in footnote 1, Mr. Warnock is a managing member of Camden Strategic Manager, LLC, which is the managing member of Camden Partners Strategic III, LLC, which is the general partner of each of Camden Partners Strategic Fund III, L.P., and Camden Partners Strategic Fund III-A, L.P., which are the owners of Camden Learning, LLC. Mr. Warnock disclaims beneficial ownership of all of our securities owned by Camden Learning, LLC.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information about our common stock that may be issued upon the exercise of options, warrants and rights under all of the our compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance as of May 31, 2012, which includes our 2009 Stock Option and Compensation Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)
2009 Incentive Plan	54,625	$9.17	(2)	808,364

	54,625	$9.17	(2)	808,364

(1)	See “National American University Holdings, Inc. 2009 Stock Option and Compensation Plan” described in “Notes to Consolidated Financial Statements—Note 9—Stockholders’ Equity” for further description of our equity compensation plan.
(2)	Represents the weighted-average exercise price of outstanding securities and is calculated by taking into account the 1,416 shares of common stock subject to outstanding restricted stock units that become issuable as those units vest, for no consideration. The weighted-average exercise price of outstanding securities excluding those 85,900 shares of common stock that can be exercised for no consideration is $9.17.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on our review of reports filed with the SEC by our directors, executive officers and beneficial owners of more than 10 percent of our common stock regarding their ownership and transactions in our common stock, we believe that each executive officer, director and 10 percent beneficial owners complied with all filing requirements in a timely manner under Section 16(a) of the Securities Exchange Act of 1934, as amended, during fiscal 2012, except for one late Form 4 filed on November 8, 2011 for Dr. Shape relating to four transactions in our common stock.

Audit Committee Report

Our audit committee is responsible for retaining the Company’s independent registered public accounting firm and approving the services it will perform. Pursuant to the charter adopted by the Board on November 30, 2009, the audit committee acts on behalf of the Board to oversee our financial reporting processes and the adequacy of our internal controls. The audit committee reviews financial and operating reports and disclosures, including our reports filed on Forms 10-K and 10-Q. The audit committee also reviews the performance of the Company’s internal auditor and independent registered public accounting firm.

Management is responsible for the reporting processes and the preparation and presentation of financial statements and the implementation and maintenance of internal controls. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with our consolidated financial statements for the fiscal year ended May 31, 2012, the audit committee has:

•	reviewed and discussed the audited financial statements and the fair and complete presentation of the Company’s results with management and representatives of Deloitte & Touche LLP, our independent registered public accounting firm for fiscal 2012;

•	discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence, and has discussed the independence of Deloitte & Touche LLP with representatives of Deloitte & Touche LLP.

Based on the review and discussions referred to above, the audit committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2012 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Dr. Thomas D. Saban, Chair

Dr. Therese Kreig Crane

PROPOSAL NUMBER 2—RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on the recommendation of the audit committee, the Board has selected Deloitte & Touche LLP, referred to as Deloitte, as our independent registered public accounting firm for the fiscal year that began June 1, 2012 and has further directed that management submit the selection of Deloitte for ratification by stockholders at the annual meeting. Deloitte audited our financial statements as of and for the year ended May 31, 2012. A representative of Deloitte is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

None of the provisions of our Bylaws, other governing documents or applicable law require stockholder ratification of the selection of Deloitte as our independent registered public accounting firm. The Board is submitting the selection of Deloitte to the stockholders for ratification, however, as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Deloitte.

Independent Registered Public Accounting Firm Fees and Services

For the fiscal years ended May 31, 2012 and 2011, Deloitte served as our independent registered public accounting firm. The following table presents the aggregate fees incurred for audit and audit-related services rendered by Deloitte during fiscal years 2012 and 2011, respectively. The fees listed below were pre-approved by our audit committee.

Service Type	Fiscal 2012	Fiscal 2011
Audit Fees (1)	$484,422	$448,530
Audit-Related Fees	0	0
Tax Fees (2)	0	10,070
All Other Fees (3)	0	21,412

Total	$484,422	$480,012

(1)

Consists of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by our principal accountant in connection with regulatory filings.

(2)	Consists of fees billed for tax compliance, tax planning and tax advice.
(3)	Consists of audit and other fees incurred in connection with the transaction with Dlorah, including the preparation of the proxy statement and Form 8-K.

The audit committee, after a review and discussion with Deloitte of the preceding information, determined that the provision of these services was compatible with maintaining Deloitte’s independence.

Audit Committee Pre-Approval Policies and Procedures

The audit committee adopted pre-approval policies and procedures for audit and non-audit services on November 30, 2009. Since the date of adoption, the audit committee has approved all of the services performed by Deloitte.

Board Voting Recommendation

The Board recommends that stockholders vote “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending on May 31, 2012.

If the appointment of Deloitte & Touche LLP was not to be ratified by the stockholders, the Board would not be required to appoint another independent registered public accounting firm, but would give consideration to an unfavorable vote.

OTHER BUSINESS

Management does not intend to present any matters at the meeting other than those disclosed in this proxy statement, and we are not presently aware of any matter that may be presented at the meeting by others. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote on those matters in accordance with their best judgment.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

SEC rules allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more shareholders reside. We believe this rule benefits everyone. It eliminates duplicate mailings that shareholders living at the same address receive, and it reduces our printing and mailing costs.

If your household would like to receive single rather than duplicate mailings in the future, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 800-542-1061. Each shareholder will continue to receive a separate proxy card or Notice. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees offer shareholders the opportunity to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings from your broker to your household.

Your household may have received a single set of proxy materials this year. If you would like to receive another copy of this year’s proxy materials, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 800-542-1061.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Any stockholder proposal intended to be presented for consideration at the 2013 Annual Meeting of Stockholders and to be included in our proxy statement for that meeting must comply with all applicable rules and regulations of the SEC and be received in writing by the Corporate Secretary of the Company at 5301 S. Highway 16, Rapid City, South Dakota 57701 no later than May 29, 2013. Stockholders who intend to present a proposal at the 2013 Annual Meeting of Stockholders without including such proposal in our proxy statement must provide notice of such proposal no later than May 29, 2013 in writing to the Corporate Secretary of the Company at 5301 S. Highway 16, Rapid City, South Dakota 57701. If any matters properly come before our 2013 Annual Meeting of Stockholders, but we did not receive notice of it prior to August 12, 2013, the persons named in our proxy card for that Annual Meeting will have the discretion to vote the proxies on such matters in accordance with their best judgment.

By Order of the Board of Directors

Dr. Samuel D. Kerr

Corporate Secretary

September 26, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 1, 2011.

Our Proxy Statement for the 2012 Annual Meeting of the Stockholders and Annual Report for the year ended May 31, 2012 are available at http://www.proxyvote.com.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. 5301 S. HIGHWAY 16 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS RAPID CITY, SD 57701 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote nominee(s) on the line below. FOR the following: 0 0 0 1. Election of Directors Nominees 01 Robert D. Buckingham 02 Dr. Jerry L. Gallentine 03 Dr. Therese Kreig Crane 04 Dr. Thomas D. Saban 05 David L. Warnock 06 Jeffrey B. Berzina 07 Richard L. Halbert The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year 0 0 0 ending May 31, 2013. NOTE: To transact such other business as may properly come before the annual meeting or any postponement or adjournment of the meeting. For address change/comments, mark here. 0 (see reverse for instructions) Yes No R1.0.0.11699 Please indicate if you plan to attend this meeting 0 0 _1 Please sign exactly as your name(s) appear(s) hereon. When signing as 0000150090 attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. Annual Meeting of Stockholders October 30, 2012 9:00 A.M. Mountain Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Dr. Ronald L. Shape and Dr. Samuel D. Kerr, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at the Holiday Inn-Rushmore Plaza, 505 North Fifth Street, Rapid City, South Dakota 57701, Salon E, commencing at 9:00 a.m. Mountain Time on Tuesday, October 30, 2012, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Your vote is important. Regardless of the number of shares you own and whether or not you plan to attend the annual meeting in person, we urge you to read the proxy statement and vote using one of the methods listed on the back of this proxy card. You may revoke your proxy at any time prior to the annual meeting and delivery of your proxy will not affect your right to vote in person if you attend the meeting. R1.0.0.11699 Address change: _2 0000150090 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side